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CALCULATION OF REGISTRATION FEE

Class of securities registered	Amount to be registered	Offering price per unit	Aggregate offering price	Amount of registration fee(1)

Common Units	6,900,000	$32.13	$221,697,000	$30,239.47

(1)
The filing fee, calculated in accordance with Rule 457(r), has been transmitted to the SEC in connection with the securities offered from Registration Statement File No. 333-184485 by means of this prospectus supplement.

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-184485

PROSPECTUS SUPPLEMENT
(To Prospectus dated October 18, 2012)

6,000,000 Common Units
Representing Limited Liability Company Interests

We are selling 6,000,000 common units representing limited liability company interests in Copano Energy, L.L.C. Our common units trade on the Nasdaq Global Select Market under the symbol "CPNO." The last reported sales price of our common units on the Nasdaq Global Select Market on October 18, 2012 was $33.36 per common unit.

Investing in our common units involves risks. Please read "Risk Factors" beginning on page S-12 of this prospectus supplement.

	Per Common Unit	Total
Price to the public	$32.13	$192,780,000
Underwriting discounts and commissions	$1.20	$7,200,000
Proceeds to Copano Energy, L.L.C. (before expenses)	$30.93	$185,580,000

We have granted the underwriters a 30-day option to purchase up to an additional 900,000 common units from us on the same terms and conditions as set forth above if the underwriters sell more than 6,000,000 common units in this offering.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the common units on or about October 24, 2012.

Joint Book-Running Managers
Barclays	BofA Merrill Lynch	Morgan Stanley	Wells Fargo Securities

Goldman, Sachs & Co.		RBC Capital Markets

Senior Co-Managers
Deutsche Bank Securities	J.P. Morgan

Junior Co-Manager
Ladenburg Thalmann & Co. Inc.

Prospectus Supplement dated October 19, 2012.

        You should not assume that the information contained in this prospectus supplement, the accompanying prospectus or any free writing prospectus is accurate as of any date other than the date of those documents or that any information that we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since those dates.

        You should not consider any information contained in or incorporated by reference into this prospectus supplement or the accompanying prospectus to be legal, business or tax advice. You should consult your own attorney, business advisor and tax advisor for legal, business and tax advice regarding an investment in our securities.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS

        This document is in two parts. The first part is the prospectus supplement, which describes certain aspects of our business, sets forth the specific terms of this offering of common units and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus dated October 18, 2012, gives more general information about securities we may offer from time to time, some of which may not apply to this offering.

        We are not making an offer to sell securities in any jurisdiction where the offer or sale is not permitted.

        Before investing in the common units, you should read both this prospectus supplement and the accompanying prospectus together with the additional information described under the heading "Where You Can Find More Information."

        In making your investment decision, you should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus and any free writing prospectus prepared by or on our behalf. To the extent that there is a conflict between the information contained in this prospectus supplement and the information contained in the accompanying prospectus or any earlier-dated document incorporated by reference, the information in this prospectus supplement supersedes. Neither we nor the underwriters have authorized anyone to provide you with any other information. If anyone provides you with additional, different or inconsistent information, you should not rely on it.

S-ii

 INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus supplement, the accompanying prospectus and the documents we incorporate by reference contain certain "forward-looking" statements within the meaning of the federal securities laws. All statements, other than statements of historical facts, included in this prospectus supplement, the accompanying prospectus and the documents we incorporate by reference are forward looking statements. Forward looking statements include those that address activities, events or developments that we expect or anticipate will or may occur in the future and references to future goals or intentions. These statements can be identified by the use of forward-looking terminology, including "may," "believe," "expect," "anticipate," "estimate," "continue," or similar words. These statements include assertions related to plans for growth of our business, future capital expenditures and competitive strengths and goals. We make these statements based on our past experience and our perception of historical trends, current conditions and expected future developments, as well as other considerations we believe are appropriate under the circumstances. Whether actual results and developments in the future will conform to our expectations is subject to numerous risks and uncertainties, many of which are beyond our control. Therefore, actual outcomes and results could materially differ from what is expressed or implied in these statements. Any differences could be caused by a number of factors, including, but not limited to:

  •
  the volatility of prices and market demand for natural gas, crude oil and natural gas liquids ("NGLs"), and for products derived from these commodities;

  •
  our ability to continue to connect new sources of natural gas and condensate, and the NGL content of new gas supplies;

  •
  the ability of key producers to continue to drill and successfully complete and connect new natural gas and condensate volumes and performance by such producers under their contracts with us;

  •
  our ability to attract and retain key customers and contract with new customers;

  •
  our ability to access or construct new gas processing, NGL fractionation and transportation capacity;

  •
  the availability of local, intrastate and interstate transportation systems and other facilities and services for natural gas and NGLs;

  •
  our ability (and the ability of our third-party service providers) to meet in-service dates, cost expectations and operating performance standards for construction projects;

  •
  our ability to successfully integrate any acquired asset or operations;

  •
  our ability to access our revolving credit facility and to obtain additional financing on acceptable terms;

  •
  the effectiveness of our hedging program;

  •
  general economic conditions;

  •
  force majeure events such as the loss of a market or facility downtime;

  •
  the effects of government regulations and policies; and

  •
  other financial, operational and legal risks and uncertainties detailed from time to time in our filings with the Securities and Exchange Commission ("SEC").

        This prospectus supplement, the accompanying prospectus and the documents incorporated by reference include cautionary statements identifying important factors that could cause actual results to materially differ from our expectations, including in conjunction with the forward-looking statements

S-iii

referred to above. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus supplement, the accompanying prospectus and the documents we incorporate by reference. All forward-looking statements included in those documents and all subsequent written or oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. The forward-looking statements speak only as of the date made, and we undertake no obligation to publicly update or revise any forward-looking statements, other than as required by law, whether as a result of new information, future events or otherwise.

S-iv

SUMMARY

        This summary highlights information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. It does not contain all of the information you should consider before making an investment decision. You should read the entire prospectus supplement, the accompanying prospectus, the documents incorporated by reference and any other documents to which we refer for a more complete understanding of this offering and our business. Please read the section entitled "Risk Factors" beginning on page S-12 of this prospectus supplement and the risk factors contained in our Annual Report on Form 10-K for the year ended December 31, 2011 and our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2012 for more information about important risks that you should consider before buying the common units in this offering. Throughout this prospectus supplement and the accompanying prospectus, when we use the terms "we," "us," "our" or like terms, we are referring either to Copano Energy, L.L.C. or to Copano Energy, L.L.C. and its consolidated subsidiaries collectively, unless otherwise indicated or the context otherwise requires.

Copano Energy, L.L.C.

Overview

        We are an energy company engaged in the business of providing midstream services to natural gas producers, including gathering and transportation of natural gas and related services such as compression, dehydration, treating, processing, nitrogen rejection and marketing services. We also provide NGL transportation and fractionation services. We were formed in August 2001 as a Delaware limited liability company to acquire entities operating under the Copano name since 1992, and to serve as a holding company for our operating subsidiaries.

Our Operations

        Our natural gas pipelines collect natural gas from wellheads or designated points near producing wells. We treat and process natural gas as needed to remove contaminants and to extract mixed NGLs, and we deliver the resulting residue gas to third-party pipelines, local distribution companies, power generation facilities and industrial consumers. We sell extracted NGLs to petrochemical companies or other midstream companies as a mixture or as fractionated purity products and deliver them through our plant interconnects, trucking facilities or NGL pipelines. We process natural gas from our own gathering systems and from third-party pipelines, and in some cases we deliver natural gas and mixed NGLs to third parties who provide us with transportation, processing or fractionation services.

Our Operating Segments

        Through our subsidiaries and equity investments, we own and operate natural gas gathering and intrastate transportation pipeline assets, natural gas processing and fractionation facilities and NGL pipelines. We operate in Texas, Oklahoma and Wyoming. We manage our business and analyze and report our results of operations on a segment basis. Our operations are divided into three operating segments: Texas, Oklahoma and Rocky Mountains.

  •
  Texas.  Our Texas segment provides midstream natural gas services in south and north Texas, including gathering and transportation of natural gas, and related services such as compression, dehydration, treating, processing and marketing. Our Texas segment also provides NGL fractionation and transportation services. In addition to our 100%-owned operations, this segment includes:

  •
  our 50% interest in Eagle Ford Gathering LLC ("Eagle Ford Gathering"), which provides midstream natural gas services to Eagle Ford Shale producers;

    •
    our 50% interest in Liberty Pipeline Group, LLC ("Liberty Pipeline Group"), which transports mixed NGLs from our Houston Central complex to the Texas Gulf Coast;

    •
    our 62.5% interest in Webb/Duval Gatherers ("Webb Duval"), which provides natural gas gathering in south Texas; and

    •
    our 50% interest in Double Eagle Pipeline LLC ("Double Eagle Pipeline"), which is constructing a condensate and crude oil gathering system that will serve Eagle Ford Shale producers.

  •
  Oklahoma.  Our Oklahoma segment provides midstream natural gas services in central and east Oklahoma, including primarily low-pressure gathering of natural gas and related services such as compression, dehydration, treating, processing and nitrogen rejection. This segment includes our majority interest in Southern Dome, LLC ("Southern Dome"), which provides gathering and processing services within the Southern Dome prospect in the southern portion of Oklahoma county.

  •
  Rocky Mountains.  Our Rocky Mountains segment provides midstream natural gas services in the Powder River Basin of Wyoming, including gathering and treating of natural gas. In addition to our 100%-owned producer services business, this segment includes:

  •
  our 51% interest in Bighorn Gas Gathering, L.L.C. ("Bighorn"), which provides gathering services to Powder River Basin producers; and

  •
  our 37.04% interest in Fort Union Gas Gathering, L.L.C. ("Fort Union"), which provides gathering and treating services to Powder River Basin producers.

        Our operating segments as of August 31, 2012 are summarized in the following table:

Segment	Assets	Pipeline Miles/ Number of Processing Plants[1]	Pipeline Throughput/ Plant Inlet Capacity[2,3]
Texas	Natural Gas Pipelines[4]	2,200	1,900,000
	Processing Plants	2	800,000
	NGL Pipelines[5]	380	120,000
Oklahoma	Natural Gas Pipelines	3,900	350,000
	Processing Plants[6]	7	240,000
Rocky Mountains	Natural Gas Pipelines[7]	600	1,550,000

1
Natural gas pipeline miles for Texas and Oklahoma exclude 522 miles and 2,960 miles, respectively, of inactive pipelines that are being held for potential future development.

2
Capacity values generally are based on current operating configurations and could be increased or decreased through addition or removal of compression, delivery meter capacity or other facility modifications.

3
Natural gas pipeline throughputs and plant inlet capacity are presented in Mcf/d. NGL pipeline throughputs and capacity are presented in Bbls/d.

4
Includes a 153-mile gathering system owned by Webb Duval, an unconsolidated general partnership in which we own a 62.5% interest, and a 188-mile gathering system owned by Eagle Ford Gathering, an unconsolidated company in which we own a 50% interest.

5
Includes the 87-mile NGL pipeline owned by Liberty Pipeline Group, an unconsolidated company in which we own a 50% interest, and 127 miles of leased NGL pipelines.

6
Includes the Southern Dome plant owned by Southern Dome, an unconsolidated company in which we own a majority interest.

7
Owned by Bighorn and Fort Union, unconsolidated companies in which we own 51.0% and 37.04% interests, respectively. We do not operate Fort Union.

Our Business Strategy

        Our management team is committed to our mission of building a more diversified energy midstream company with scale, stability of cash flows, above-average returns on invested capital and providing secure and growing distributions to our unitholders. Key elements of our strategy include:

  •
  Executing on organic growth opportunities and bolt-on acquisitions.  We pursue capital projects and complementary acquisitions that we believe will enhance our ability to increase cash flows from our existing assets by capitalizing on our existing infrastructure, personnel and customer relationships. For example, we have completed significant expansions of our Texas assets to capitalize on activity in the Eagle Ford Shale and the North Barnett Shale Combo plays, and we are installing 800 MMcf/d of cryogenic processing capacity at our Houston Central Complex in two phases and extending our DK pipeline further into the Eagle Ford Shale. We are also capitalizing on our existing assets to meet continued demand from Eagle Ford Shale producers through our Double Eagle Pipeline crude oil/condensate joint venture. In addition, we have extended one of our Oklahoma gathering systems into the Mississippi Lime play, where we are seeing increasing activity, and are working to interconnect our Paden processing plant to serve production from the play. Where our pipelines and processing or fractionation facilities have excess capacity, we have opportunities to increase throughput volume and cash flow with minimal incremental costs. We seek to increase volumes and utilization of capacity by aggressively marketing our services to producers to connect new supplies of natural gas.

  •
  Reducing sensitivity to commodity prices.  The volatility of natural gas and NGL prices is a key consideration as we enter into new contracts and review opportunities for growth. Our goal is to position ourselves to achieve stable cash flows in a variety of market conditions. Generally, we pursue contracts under which the compensation for our services is not directly dependent on commodity prices. For example, we have focused on replacing commodity-sensitive contracts with fee-based contracts in executing our strategy to increase volumes from the Eagle Ford Shale, the north Barnett Shale Combo play and the Woodford Shale, increasing our percentage of fee-based gross margin from 44% for the first six months of 2011 to 62% for the first six months of 2012. For a reconciliation of total segment gross margin to operating income, please read "—Summary Historical Financial Information." In addition, we pursue opportunities to increase the fee-based component of our contract portfolio through acquisitions or other growth projects. To the extent that our contracts are commodity sensitive, we use derivative instruments to hedge portions of our exposure to commodity price risk. We have established a product-specific, option-focused portfolio designed to allow us to meet our debt service, maintenance capital expenditure and similar requirements, along with our distribution objectives, despite fluctuations in commodity prices.

  •
  Expanding through greenfield opportunities and strategic acquisitions.  We pursue greenfield projects that leverage our strengths through alignment with producers and downstream customers. We also pursue potential acquisitions in new regions that we believe will enhance the scale and diversity of our assets or otherwise offer cash flow and operational growth opportunities that are attractive to us.

  •
  Pursuing profitable growth.  We believe that a disciplined approach in selecting new projects enables us to choose opportunities that deliver value for our company and our unitholders. In analyzing a particular acquisition, expansion or greenfield project, we consider the operational, financial and strategic benefits of the transaction. Our analysis includes location of the assets or projects, strategic fit in relation to our existing business, expertise and management personnel required, capital required to integrate and maintain the assets involved, and the surrounding competitive environment. From a financial perspective, we analyze the rate of return the assets are expected to generate relative to our cost of capital under various volume and commodity price scenarios, comparative market parameters and the anticipated earnings and cash flow capabilities of the assets.

  •
  Developing and exploiting flexibility in our operations.  Flexibility is a fundamental consideration underlying our approach to developing, expanding or acquiring assets. We can modify the operation of our assets to maximize our cash flows. For example, we can operate several of our processing plants in ethane-rejection mode as commodity price environments or operating conditions warrant. In 2011 and 2012, we continued our focus on developing our ability to offer Eagle Ford Shale producers access to multiple natural gas and NGL markets. Multiple residue markets are available at the tailgate of our Houston Central complex, and in 2011 and 2012, we secured alternatives for NGL handling through initiatives such as our Liberty pipeline project and our execution of third-party fractionation or purchase arrangements for NGLs or purity products, including agreements with petrochemical customers along the Texas Gulf Coast.

  •
  Maintaining a strong balance sheet and access to liquidity.  We are committed to pursuing growth in a way that allows us to maintain the strength of our balance sheet and a liquidity position that allows us to execute our business strategy in various commodity price environments. For example, we financed a substantial portion of our initial Eagle Ford Shale capital expenditures though a private placement of preferred equity with an affiliate of TPG Capital, L.P., which included a paid-in-kind distribution feature that allowed us the flexibility to maintain a strong balance sheet and liquidity position during construction and expansion of our assets and prior to generating cash flow from these projects. Other recent transactions through which we increased our liquidity include increasing available borrowing capacity under our senior secured revolving credit facility in June 2011, a public equity offering in January 2012 and a public debt offering in February 2012.

  •
  Maintaining an approach to business founded on a culture of integrity, safety, service and creativity. We believe that the dedication of our employees is a critical component of our success. We seek to maintain a company culture that fosters integrity, is committed to safety and environmental compliance and encourages innovation and teamwork, which we believe will allow us to attract and retain high quality employees and deliver the superior service required to establish and maintain valued long-term commercial relationships.

Recent Developments

        Sale of Operating Assets.    In August 2012, we sold our natural gas processing plant located near Lake Charles Louisiana and realized a gain on the sale of approximately $9.7 million.

        Declaration of Distribution.    On October 10, 2012, we declared a cash distribution for the three months ended September 30, 2012 of $0.575 per common unit, or $2.30 per common unit on an annualized basis. The distribution will be paid on November 8, 2012 to all common unitholders of record at the close of business on October 31, 2012. Based on our common units outstanding at June 30, 2012, and the common units to be sold in this offering (assuming the underwriters' option to purchase additional common units is not exercised before October 31, 2012), the distribution will total approximately $45.8 million.

Principal Executive Offices and Internet Address

        Our principal executive office is located at 1200 Smith Street, Suite 2300, Houston, Texas 77002. Our telephone number at our principal executive office is (713) 621-9547. We maintain a website at www.copano.com. The information on our website is not part of or incorporated by reference into this prospectus supplement or the accompanying prospectus, and you should rely only on information contained in or incorporated by reference herein and any free writing prospectus filed in connection with this offering when making an investment decision.

Our Organizational Structure

        The following chart depicts our abridged organizational and ownership structure after giving effect to this offering, assuming the underwriters do not exercise their option to purchase additional common units.

Ownership of Copano Energy, L.L.C. After the Offering1

1
Based on units outstanding as of June 30, 2012, assuming conversion of all Series A convertible preferred units into common units.

2
Reflects outstanding common units over which management has voting and/or dispositive control or in which management has a pecuniary interest.

3
If the underwriters' option to purchase additional common units is exercised in full, the ownership interest of the public unitholders will increase to 77,193,349 units, representing a 84.0% membership interest in us, and the aggregate ownership interest of our officers and directors will be reduced to 2.30%.

The Offering

Common units offered by Copano Energy, L.L.C.	6,000,000 common units; or 6,900,000 common units if the underwriters exercise in full their option to purchase an additional 900,000 common units.
Common units outstanding immediately after this offering[1]	78,411,407 common units; or 79,311,407 common units if the underwriters exercise in full their option to purchase an additional 900,000 common units.
Use of proceeds
We expect to receive net proceeds of approximately $185.2 million from the sale of 6,000,000 common units offered by this prospectus supplement, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters exercise their option to purchase 900,000 additional common units in full, we expect to receive additional net proceeds of approximately $27.8 million. We intend to use the net proceeds from this offering (and the net proceeds from any exercise of the underwriters' option to purchase additional common units) to repay a portion of the outstanding indebtedness under our revolving credit facility. Please read "Use of Proceeds."
Cash distributions
Under our limited liability company agreement, we must distribute all of our cash on hand at the end of each quarter, less reserves established by our board of directors. We refer to this cash as "available cash," and we define it in our limited liability company agreement. Please read "Cash Distribution Policy" on page 21 of the accompanying prospectus.

On October 10, 2012, we declared a cash distribution for the three months ended September 30, 2012 of $0.575 per common unit, or $2.30 per common unit on an annualized basis, to unitholders of record at the close of business on October 31, 2012. Purchasers of the common units offered by this prospectus supplement will receive this cash distribution on November 8, 2012.

1
Includes 43,000 restricted common units outstanding under our long-term incentive plan as of September 30, 2012. Excludes other outstanding awards under our long-term incentive plan as of September 30, 2012, including 1,169,044 phantom units, 657,350 options to acquire common units, of which 605,550 are exercisable and 446,343 unit appreciation rights, of which 72,343 are exercisable.

Conflicts of Interest	As described in "Use of Proceeds," the net proceeds from this offering (and the net proceeds from any exercise of the underwriters' option to purchase additional common units) will be used to repay a portion of the outstanding indebtedness under our revolving credit facility. Because affiliates of certain of the underwriters are lenders under our revolving credit facility, such underwriters or their affiliates may receive more than 5% of the proceeds from this offering (excluding underwriting discounts and commissions). Nonetheless, in accordance with the Financial Industry Regulatory Authority, or FINRA, Rule 5121, the appointment of a qualified independent underwriter is not necessary in connection with this offering because the common units are interests in a direct participation program. Investor suitability with respect to the common units will be judged similarly to the suitability with respect to other securities that are listed for trading on a national securities exchange.
Exchange listing	Our common units trade on the Nasdaq Global Select Market under the symbol "CPNO."

SUMMARY HISTORICAL FINANCIAL INFORMATION

        The following tables show our summary historical financial information as of and for the periods indicated. We derived the information in the following tables from, and that information should be read together with and is qualified in its entirety by reference to, our historical consolidated financial statements and the accompanying notes incorporated herein by reference. The tables should be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations," included in our Annual Report on Form 10-K for the year ended December 31, 2011 and our Quarterly Reports on Form 10-Q for the quarterly periods ended June 30, 2012, which are incorporated herein by reference.

	Six Months ended June 30,		Year ended December 31,
	2012	2011	2011	2010	2009
	(in thousands, except per unit information)
Statement of Operations:
Revenue:
Natural gas sales	$156,205	$227,723	$452,726	$381,453	$316,686
Natural gas liquids sales	383,967	329,759	723,063	490,980	406,662
Transportation, compression and processing fees	83,080	52,369	121,631	68,398	55,983
Condensate and other	31,279	26,130	47,803	54,333	40,715

Total revenue	654,531	635,981	1,345,223	995,164	820,046

Costs and expenses:
Cost of natural gas and natural gas liquids[1]	504,433	498,128	1,068,423	745,074	576,448
Transportation[1]	12,420	12,211	24,225	22,701	24,148
Operations and maintenance	36,929	30,862	65,326	53,487	51,477
Depreciation, amortization and impairment	66,894	34,232	77,565	62,572	56,975
General and administrative	25,242	24,499	48,680	40,347	39,511
Taxes other than income	3,476	2,527	5,130	4,726	3,732
Equity in loss (earnings) from unconsolidated affiliates	102,291	(3,008)	145,324	20,480	(4,600)

Total costs and expenses	751,685	599,451	1,434,673	949,387	747,691

Operating income (loss)	(97,154)	36,530	(89,450)	45,777	72,355
Other income (expense):
Interest and other income	559	15	60	78	1,202
Gain (loss) on retirement of unsecured debt	—	(18,233)	(18,233)	—	3,939
Interest and other financing costs	(29,026)	(23,370)	(47,187)	(53,605)	(55,836)

(Loss) income before income taxes and discontinued operations	(125,621)	(5,058)	(154,810)	(7,750)	21,660
Provision for income taxes	(932)	(771)	(1,502)	(931)	(794)

(Loss) income from continuing operations	(126,553)	(5,829)	(156,312)	(8,681)	20,866
Discontinued operations, net of tax[2]	—	—	—	—	2,292

Net (loss) income	(126,553)	(5,829)	(156,312)	(8,681)	23,158
Preferred unit distributions	(17,613)	(15,956)	(32,721)	(15,188)	—

Net (loss) income to common units	$(144,166)	$(21,785)	$(189,033)	$(23,869)	$23,158

Basic net (loss) income per common unit:
(Loss) income per common unit from continuing operations	$(2.01)	$(0.33)	$(2.86)	$(0.37)	$0.39
Income per common unit from discontinued operations	—	—	—	—	0.04

Net (loss) income per common unit	$(2.01)	$(0.33)	$(2.86)	$(0.37)	$0.43

Weighted average number of common units	71,630	66,065	66,169	63,854	54,395

Diluted net (loss) income per common unit:
(Loss) income per common unit from continuing operations	$(2.01)	$(0.33)	$(2.86)	$(0.37)	$0.36
Income per common unit from discontinued operations	—	—	—	—	0.04

Net (loss) income per common unit	$(2.01)	$(0.33)	$(2.86)	$(0.37)	$0.40

Weighted average number of common units	71,630	66,065	66,169	63,854	58,038

	Six Months ended June 30,		Year ended December 31,
	2012	2011	2011	2010	2009
	(in thousands)
Balance Sheet Data (at period end):
Total assets	$2,063,285	$2,078,907	$2,064,597	$1,906,993	$1,867,412
Long term debt (includes $3,263 and $0 as of June 30, 2012 and 2011, respectively and $0, $546 and $628 as of December 31, 2011, 2010 and 2009, respectively, of unamortized bond premium)	1,007,788	804,525	994,525	592,736	852,818
Total members' capital	878,197	1,082,621	871,898	1,154,757	860,026
Cash Flow Data:
Net cash provided by operating activities	$53,562	$76,006	$151,232	$123,598	$141,318
Net cash used in investing activities	(173,930)	(182,329)	(376,314)	(156,730)	(70,967)
Net cash provided by (used in) financing activities	114,402	107,949	222,114	48,370	(89,343)
Other Financial Data:
Total segment gross margin[3,4]	$137,678	$125,642	$252,575	$227,389	$219,450
EBITDA[5]	(58,445)	52,544	(38,467)	108,427	137,327
Adjusted EBITDA[5]	108,618	101,848	211,320	199,529	201,095
Maintenance capital expenditures	$6,241	$7,601	$13,490	$9,563	$9,728
Expansion Capital Expenditures	163,925	120,901	259,803	120,941	61,424

Total Capital Expenditures	$170,166	$128,502	$273,293	$130,504	$71,152

1
Exclusive of operations and maintenance and depreciation, amortization and impairment shown separately.

2
For more information, please read Note 13, "Discontinued Operations," in our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2011.

3
Excludes results attributable to our crude oil pipeline and related assets for the year ended December 31, 2009; which are classified as discontinued operations, as discussed in Note 13, "Discontinued Operations," in our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2011.

4
To measure the overall financial impact of our contract portfolio, we use total segment gross margin, which is the sum of our operating segments' gross margins and the results of our risk management activities, which are included in corporate and other. Our total segment gross margin is determined primarily by five interrelated variables: (i) the volume of natural gas gathered or transported through our pipelines, (ii) the volume of natural gas processed, conditioned, fractionated or treated at our processing plants or on our behalf at third-party processing plants, (iii) natural gas, oil and NGL prices and the relative price differential between NGLs and natural gas, (iv) our contract portfolio and (v) the results of our risk management activities. The results of our risk management activities consist of (i) net cash settlements paid or received on expired commodity derivative instruments, (ii) amortization expense relating to the option component of our commodity derivative instruments and (iii) unrealized mark-to-market gain or loss on our commodity derivative instruments that have not been designated as cash flow hedges. Total segment gross margin does not have any standardized definition and therefore is unlikely to be comparable to similar measures presented by other reporting companies. Our use of total segment gross margin, and the underlying methodology in excluding certain charges, is not necessarily an indication of the results of operations that may be expected in the future, or that we will not, in fact, incur such charges in future periods.

  The following table reconciles total segment gross margin to operating income, which is our most directly comparable GAAP financial performance measure:

	Six Months ended June 30,		Year ended December 31,
	2012	2011	2011	2010	2009
	(in thousands)
Reconciliation of total segment gross margin to operating income:
Operating income	$(97,154)	$36,530	$(89,450)	$45,777	$72,355
Add:
Operations and maintenance expenses	36,929	30,862	65,326	53,487	51,477
Depreciation, amortization and impairment	66,894	34,232	77,565	62,572	56,975
General and administrative expenses	25,242	24,499	48,680	40,347	39,511
Taxes other than income	3,476	2,527	5,130	4,726	3,732
Equity in (earnings) loss from unconsolidated affiliates	102,291	(3,008)	145,324	20,480	(4,600)

Total segment gross margin	$137,678	$125,642	$252,575	$227,389	$219,450

5
We define EBITDA as net income (loss) plus interest and other financing costs, provision for income taxes and depreciation and amortization expense. Commencing with the second quarter of 2011, we revised our calculation of adjusted EBITDA to more closely resemble that of many of our peers in terms of measuring our ability to generate cash. Our adjusted EBITDA (as revised) equals: net income (loss) plus interest and other financing costs, provision for income taxes, depreciation and amortization expense, impairment expense, non-cash amortization expense associated with our commodity derivative instruments, distributions from unconsolidated affiliates, loss on refinancing of unsecured debt and equity-based compensation expense minus equity in earnings (loss) from unconsolidated affiliates and unrealized gains (losses) from commodity risk management activities; and plus or minus other miscellaneous non-cash amounts affecting net income (loss) for the period.

        External users of our financial statements such as investors, commercial banks and research analysts use EBITDA or adjusted EBITDA, and our management uses adjusted EBITDA, as a supplemental financial measure to assess:

  •
  the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

  •
  the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness;

  •
  our operating performance and return on capital as compared to those of other companies in the midstream energy sector, without regard to financing or capital structure; and

  •
  the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.

EBITDA is also a financial measure that, with certain negotiated adjustments, is reported to our lenders and used to compute financial covenants under our revolving credit facility. Neither EBITDA nor adjusted EBITDA should be considered an alternative to net income, operating income, cash flows from operating activities or any other measure of liquidity or financial performance presented in accordance with GAAP. The following table reconciles EBITDA and Adjusted EBITDA to net income (loss), which is our most directly comparable GAAP financial performance measure:

	Six Months ended June 30,		Year ended December 31,
	2012	2011	2011	2010	2009
	(in thousands)
Reconciliation of EBITDA and adjusted EBITDA to net income (loss):
Net (loss) income	$(126,553)	$(5,829)	$(156,312)	$(8,681)	$23,158
Add:
Depreciation and amortization[6]	38,150	34,232	69,156	62,572	57,539
Interest and other financing costs	29,026	23,370	47,187	53,605	55,836
Provisions for income taxes	932	771	1,502	931	794

EBITDA	(58,445)	52,544	(38,467)	108,427	137,327
Add:
Amortization of commodity derivative options	10,078	14,627	29,517	32,378	36,950
Distributions from unconsolidated affiliates	22,514	13,572	35,471	25,955	29,684
Loss on refinancing of unsecured debt	—	18,233	18,233	—	—
Equity-based compensation	4,352	7,091	13,265	10,388	8,252
Equity in loss (earnings) from unconsolidated affiliates	102,291	(3,008)	145,324	20,480	(4,600)
Unrealized loss (gain) from commodity risk management activities	(4,401)	(363)	(550)	582	(4,131)
Impairment	28,744	—	8,409	—	—
Other non-cash operating items	3,485	(848)	118	1,319	(2,387)

Adjusted EBITDA	$108,618	$101,848	$211,320	$199,529	$201,095

6
Includes activity related to the discontinued operations of the crude oil pipeline and related assets discussed in Note 13, "Discontinued Operations," in our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2011.

RISK FACTORS

        An investment in our common units involves risk. You should carefully read the risk factors included under the caption "Risk Factors" beginning on page 5 of the accompanying prospectus and the risk factors included in Item 1A "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2011 and our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2012, together with all of the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus. If any of these risks were to occur, our business, financial condition, results of operations or prospects could be materially adversely affected. In such case, the trading price of our common units could decline, and you could lose all or part of your investment.

 USE OF PROCEEDS

        We expect to receive net proceeds of approximately $185.2 million from the sale of 6,000,000 common units offered by this prospectus supplement, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters exercise their option to purchase 900,000 additional common units in full, we expect to receive additional net proceeds of approximately $27.8 million.

        We intend to use the net proceeds from this offering (and the net proceeds from any exercise of the underwriters' option to purchase additional common units) to repay a portion of the outstanding indebtedness under our revolving credit facility.

        At October 17, 2012, an aggregate of approximately $330 million of borrowings was outstanding under our revolving credit facility. The weighted average interest rate on borrowings under our revolving credit facility was 2.97% at October 17, 2012. Our revolving credit facility matures on June 10, 2016. We use borrowings under our revolving credit facility for capital projects, acquisitions, hedging, working capital and general corporate purposes, and we anticipate that we will use increased borrowing availability under our revolving credit facility after this offering for such purposes.

        The underwriters may, from time to time, engage in transactions with and perform services for us and our affiliates in the ordinary course of business. Affiliates of certain of the underwriters are lenders under our revolving credit facility and, accordingly, will receive a portion of the proceeds from this offering pursuant to the repayment of borrowings under such credit facility. Please read "Underwriting."

 CAPITALIZATION

        The following table sets forth our consolidated cash and cash equivalents and our consolidated capitalization as of June 30, 2012 on:

  •
  an actual basis; and

  •
  an as adjusted basis to give effect to the sale of the 6,000,000 common units offered hereby and the application of the net proceeds as described in "Use of Proceeds."

        The following table should be read together with our financial statements and the notes thereto that are incorporated by reference into this prospectus supplement for additional information regarding us. Please read "Where You Can Find More Information."

	As of June 30, 2012
	Actual	As Adjusted
	(in thousands)
Cash and cash equivalents	$50,966	$50,966

Long-term debt:
Revolving credit facility[1]	$245,000	$59,822
Senior notes:
7.125% senior notes due 2021	510,000	510,000
7.75% senior notes due 2018	249,525	249,525
Unamortized bond premium-senior unsecured notes due 2021	3,263	3,263

Total senior notes	$762,788	$762,788

Total long-term debt	$1,007,788	$822,610
Total members' capital	878,197	1,063,375

Total capitalization	$1,885,985	$1,885,985

1
At October 17, 2012, an aggregate of approximately $330 million of borrowings was outstanding under our revolving credit facility.

 PRICE RANGE OF COMMON UNITS AND DISTRIBUTIONS

        Our common units trade on the Nasdaq Global Select Market under the symbol "CPNO." On October 18, 2012, the closing sales price of our common units, as reported by the Nasdaq Global Select Market, was $33.36 per common unit. As of June 30, 2012, there were 99 holders of record of our common units.

        The following table presents the intraday quarterly high and low sales prices for our common units, as reported by the Nasdaq Global Select Market, as well as the amount of quarterly cash distributions per common unit declared per quarter.

	Price Ranges
			Cash Distributions per Unit
	Low	High
Fiscal Year 2012
December 31, 2012[1]	$32.70	$34.00	$		[2]
September 30, 2012	26.10	33.43		.575	[3]
June 30, 2012	24.24	37.20		.575
March 31, 2012	33.00	38.03		.575
Fiscal Year 2011
December 31, 2011	$26.08	$34.28		$.575
September 30, 2011	27.07	35.39		.575
June 30, 2011	31.17	37.40		.575
March 31, 2011	30.23	36.40		.575
Fiscal Year 2010
December 31, 2010	$27.30	$33.77		$.575
September 30, 2010	24.49	29.43		.575
June 30, 2010	21.53	27.89		.575
March 31, 2010	20.70	25.62		.575

1
Through October 18, 2012.

2
We expect to declare and pay a cash distribution for the fourth quarter of 2012 within 45 days after the end of the quarter.

3
On October 10, 2012, we declared a cash distribution for the three months ended September 30, 2012 of $0.575 per common unit, or $2.30 per common unit on an annualized basis. The distribution will be paid on November 8, 2012 to all common unitholders of record at the close of business on October 31, 2012.

 MATERIAL TAX CONSIDERATIONS

        The tax consequences to you of an investment in our common units will depend in part on your own tax circumstances. Please read (i) "Material Tax Consequences" in the accompanying prospectus for a discussion of the principal federal income tax considerations associated with our operations and the purchase, ownership and disposition of our common units and (ii) "Risk Factors—Tax Risks to Common Unitholders" in the accompanying prospectus and "Tax Risks to Common Unitholders" in our Annual Report on Form 10-K for the year ended December 31, 2011, which is incorporated by reference into this prospectus supplement, for a discussion of the federal income tax considerations associated with our operations and the purchase, ownership and disposition of our common units. You are urged to consult with your own tax advisor about the federal, state, local and foreign tax consequences peculiar to your circumstances.

UNDERWRITING (CONFLICTS OF INTEREST)

        Barclays Capital Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC, Wells Fargo Securities, LLC, Goldman, Sachs & Co. and RBC Capital Markets, LLC are acting as representatives of the underwriters and as joint book-running managers of this offering. Under the terms of an underwriting agreement, which is or will be filed as an exhibit to our current report on Form 8-K and incorporated by reference in this prospectus supplement and the accompanying prospectus, each of the underwriters named below has severally agreed to purchase from us the respective number of common units shown opposite its name below:

Underwriter	Number of Common Units
Barclays Capital Inc.	960,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	960,000
Morgan Stanley & Co. LLC	960,000
Wells Fargo Securities, LLC	960,000
Goldman, Sachs & Co.	660,000
RBC Capital Markets, LLC	660,000
Deutsche Bank Securities Inc.	360,000
J.P. Morgan Securities LLC	360,000
Ladenburg Thalmann & Co. Inc.	120,000

Total	6,000,000

        The underwriting agreement provides that the underwriters' obligation to purchase common units in this offering depends on the satisfaction of the conditions contained in the underwriting agreement including:

  •
  the obligation to purchase all of the common units offered hereby (other than those common units covered by their option to purchase additional common units as described below), if any of the common units are purchased;

  •
  the representations and warranties made by us to the underwriters are true;

  •
  there is no material change in our business or in the financial markets; and

  •
  we deliver customary closing documents to the underwriters.

Commissions and Expenses

        The following table summarizes the underwriting discounts and commissions we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional common units. The underwriting fee is the difference between the initial price to the public and the amount the underwriters pay to us for the common units.

	No Exercise	Full Exercise
Per unit	$1.20	$1.20
Total	$7,200,000	$8,280,000

        The representatives of the underwriters have advised us that the underwriters propose to offer the common units directly to the public at the public offering price on the cover of this prospectus supplement and to selected dealers, which may include the underwriters, at such offering price less a selling concession not in excess of $0.72 per unit. After the offering, the representatives may change the offering price and other selling terms. Sales of common units made outside of the United States may be made by affiliates of the underwriters. The offering of the common units by the underwriters is subject to receipt and acceptance and subject to the underwriters' right to reject any order in whole or in part.

        The expenses of the offering that are payable by us are estimated to be $402,000 (excluding underwriting discounts and commissions).

Option to Purchase Additional Common Units

        We have granted the underwriters an option exercisable for 30 days after the date of this prospectus supplement, to purchase, from time to time, in whole or in part, up to an aggregate of 900,000 additional common units at the public offering price less underwriting discounts and commissions. This option may be exercised if the underwriters sell more than 6,000,000 common units in connection with this offering. To the extent that this option is exercised, each underwriter will be obligated, subject to certain conditions, to purchase its pro rata portion of these additional common units based on the underwriter's percentage underwriting commitment in the offering as indicated in the table at the beginning of this Underwriting Section.

Lock-Up Agreements

        We and certain of our affiliates, including our directors and executive officers have agreed not to, without the prior written consent of Barclays Capital Inc., during the period ending 60 days after the date of this prospectus supplement:

  •
  offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of directly or indirectly, any common units or any securities convertible into or exercisable or exchangeable for common units, or establish a put equivalent position or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") with respect to any common units or any securities convertible into or exercisable or exchangeable for common units;

  •
  enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common units, whether any transaction described in this or the immediately preceding bullet point is to be settled by delivery of common units or such other securities, in cash or otherwise; or

  •
  file any registration statement with the Securities and Exchange Commission relating to the offering of any common units or any securities convertible into or exercisable or exchangeable for common units.

        The restrictions described in the paragraph above do not apply to, among other things:

  •
  the sale of common units to the underwriters;

  •
  the issuance by us of common units upon the exercise of an option or unit appreciation right outstanding on the date of this prospectus supplement or upon the vesting of phantom units outstanding on the date of this prospectus supplement;

  •
  the issuance by us of common units pursuant to our long-term incentive plan with respect to bonuses payable to our employees and consultants, including upon commencement of employment;

  •
  sales under an existing trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of common units, or the establishment of such a plan, so long as such newly established plan does not provide for the transfer of common units during the 60-day restricted period;

  •
  pledges existing on the date of this prospectus supplement or transfers pursuant to pledges existing on the date of this prospectus supplement;

  •
  dispositions to us of common units necessary to satisfy tax withholding obligations due upon the receipt or vesting of an award of common units under our long-term incentive plan;

  •
  the issuance by us of restricted units, phantom units, unit options and unit appreciation rights that are not exercisable and do not vest during the 60-day restricted period to certain of our and our affiliates' employees, consultants and directors pursuant to our long-term incentive plan; or

  •
  certain transactions by any person other than us relating to common units or other securities acquired in open market transactions after the completion of the offering of the common units.

Indemnification

        We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and to contribute to payments that the underwriters may be required to make for these liabilities.

Stabilization, Short Positions and Penalty Bids

        The representatives may engage in stabilizing transactions, short sales and purchases to cover positions created by short sales, and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of the common units, in accordance with Regulation M under the Exchange Act:

  •
  Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

  •
  A short position involves a sale by the underwriters of common units in excess of the number of common units the underwriters are obligated to purchase in the offering, which creates the syndicate short position. This short position may be either a covered short position or a naked short position. In a covered short position, the number of common units involved in the sales made by the underwriters in excess of the number of common units they are obligated to purchase is not greater than the number of common units that they may purchase by exercising their option to purchase additional common units. In a naked short position, the number of common units involved is greater than the number of common units in their option to purchase additional common units. The underwriters may close out any short position by either exercising their option to purchase additional common units and/or purchasing common units in the open market. In determining the source of common units to close out the short position, the underwriters will consider, among other things, the price of common units available for purchase in the open market as compared to the price at which they may purchase common units through their option to purchase additional common units. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the common units in the open market after pricing that could adversely affect investors who purchase in the offering.

  •
  Syndicate covering transactions involve purchases of the common units in the open market after the distribution has been completed in order to cover syndicate short positions.

  •
  Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common units originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

        These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common units or preventing or retarding a decline in the market price of the common units. As a result, the price of the common units may be higher than the price that might otherwise exist in the open market. These transactions may be effected on Nasdaq Global Select Market or otherwise and, if commenced, may be discontinued at any time.

        Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common units. In addition, neither we nor any of the underwriters make representation that the representatives will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Passive Market Making

        In connection with the offering, underwriters and selling group members may engage in passive market making transactions in the common units on the NASDAQ Global Select Market in accordance with Rule 103 of Regulation M under the Exchange Act during the period before the commencement of offers or sales of common units and extending through the completion of distribution. A passive market maker must display its bids at a price not in excess of the highest independent bid of the security. However, if all independent bids are lowered below the passive market maker's bid that bid must be lowered when specified purchase limits are exceeded.

Electronic Distribution

        A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by one or more of the underwriters and/or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of common units for sale to online brokerage account holders. Any such allocation for online distributions will be made by the representatives on the same basis as other allocations.

        Other than the prospectus in electronic format, the information on any underwriter's or selling group member's web site and any information contained in any other web site maintained by an underwriter or selling group member is not part of the prospectus or the registration statement of which this prospectus supplement and the accompanying prospectus forms a part, has not been approved and/or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

Stamp Taxes

        If you purchase common units offered in this prospectus supplement and the accompanying prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus supplement and the accompanying prospectus.

Conflicts of Interest

        The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and their affiliates have performed investment and commercial banking and advisory services for us and our affiliates from time to time for which they have received customary fees and expenses. The underwriters and their affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business. As described in "Use of Proceeds," some of the net proceeds of this offering may be used to repay borrowings under our secured credit facility. Because affiliates of Barclays Capital Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC, Wells Fargo Securities, LLC, Goldman, Sachs & Co., RBC Capital Markets, LLC, Deutsche Bank Securities Inc. and J.P. Morgan Securities LLC are lenders under our secured credit facility, certain of such underwriters or their affiliates may receive more than 5% of the proceeds of this offering (excluding underwriting discounts and commissions). Nonetheless, in accordance with the Financial Industry Regulatory Authority Rule 5121, the appointment of a qualified independent underwriter is not necessary in connection with this offering because the common units are interests in a direct participation program. Investor suitability with respect to the common units will be judged similarly to the suitability with respect to other securities that are listed for trading on a national securities exchange.

        In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments including serving as counterparties to certain derivative and hedging arrangements, and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Notice to Prospective Investors in the EEA

        In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), other than Germany, with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of securities described in this prospectus may not be made to the public in that relevant member state other than:

  •
  to any legal entity which is a qualified investor as defined in the Prospectus Directive;

  •
  to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by the Issuer for any such offer; or

  •
  in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer of securities shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

        For purposes of this provision, the expression an "offer of securities to the public" in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression "Prospectus Directive" means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State. The expression "2010 PD Amending Directive" means Directive 2010/73/EU.

        We have not authorized and do not authorize the making of any offer of securities through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the securities as contemplated in this prospectus. Accordingly, no purchaser of the securities, other than the underwriters, is authorized to make any further offer of the securities on behalf of us or the underwriters.

Notice to Prospective Investors in the United Kingdom

        We may constitute a "collective investment scheme" as defined by section 235 of the Financial Services and Markets Act 2000 (FSMA) that is not a "recognized collective investment scheme" for the purposes of FSMA (CIS) and that has not been authorized or otherwise approved. As an unregulated scheme, it cannot be marketed in the United Kingdom to the general public, except in accordance with FSMA. This prospectus is only being distributed in the United Kingdom to, and is only directed at:

  (1)
  if we are a CIS and is marketed by a person who is an authorized person under FSMA, (a) investment professionals falling within Article 14(5) of the Financial Services and Markets Act 2000 (Promotion of Collective Investment Schemes) Order 2001, as amended (the CIS Promotion Order) or (b) high net worth companies and other persons falling within Article 22(2)(a) to (d) of the CIS Promotion Order; or

  (2)
  otherwise, if marketed by a person who is not an authorized person under FSMA, (a) persons who fall within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the Financial Promotion Order) or (b) Article 49(2)(a) to (d) of the Financial Promotion Order; and

  (3)
  in both cases (1) and (2) to any other person to whom it may otherwise lawfully be made (all such persons together being referred to as "relevant persons").

        Our common units are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such common units will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

        An invitation or inducement to engage in investment activity (within the meaning of Section 21 of FSMA) in connection with the issue or sale of any common units which are the subject of the offering contemplated by this prospectus will only be communicated or caused to be communicated in circumstances in which Section 21(1) of FSMA does not apply to us.

Notice to Prospective Investors in Switzerland

        This prospectus is being communicated in Switzerland to a small number of selected investors only. Each copy of this prospectus is addressed to a specifically named recipient and may not be copied, reproduced, distributed or passed on to third parties. Our common units are not being offered to the public in Switzerland, and neither this prospectus, nor any other offering materials relating to our common units may be distributed in connection with any such public offering. We have not been registered with the Swiss Financial Market Supervisory Authority FINMA as a foreign collective investment scheme pursuant to Article 120 of the Collective Investment Schemes Act of June 23, 2006 (CISA). Accordingly, our common units may not be offered to the public in or from Switzerland, and neither this prospectus, nor any other offering materials relating to our common units may be made available through a public offering in or from Switzerland. Our common units may only be offered and this prospectus may only be distributed in or from Switzerland by way of private placement exclusively to qualified investors (as this term is defined in the CISA and its implementing ordinance).

Notice to Prospective Investors in Germany

        This document has not been prepared in accordance with the requirements for a securities or sales prospectus under the German Securities Prospectus Act (Wertpapierprospektgesetz), the German Sales Prospectus Act (Verkaufsprospektgesetz), or the German Investment Act (Investmentgesetz). Neither the German Federal Financial Services Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht—BaFin) nor any other German authority has been notified of the intention to distribute our common units in Germany. Consequently, our common units may not be distributed in Germany by way of public offering, public advertisement or in any similar manner and this document and any other document relating to the offering, as well as information or statements contained therein, may not be supplied to the public in Germany or used in connection with any offer for subscription of our common units to the public in Germany or any other means of public marketing. Our common units are being offered and sold in Germany only to qualified investors which are referred to in Section 3, paragraph 2 no. 1, in connection with Section 2, no. 6, of the German Securities Prospectus Act, Section 8f paragraph 2 no. 4 of the German Sales Prospectus Act, and in Section 2 paragraph 11 sentence 2 no. 1 of the German Investment Act. This document is strictly for use of the person who has received it. It may not be forwarded to other persons or published in Germany.

        The offering does not constitute an offer to sell or the solicitation or an offer to buy our common units in any circumstances in which such offer or solicitation is unlawful.

Notice to Prospective Investors in the Netherlands

        Our common units may not be offered or sold, directly or indirectly, in the Netherlands, other than to qualified investors (gekwalificeerde beleggers) within the meaning of Article 1:1 of the Dutch Financial Supervision Act (Wet op het financieel toezicht).

LEGAL MATTERS

        The validity of the common units will be passed upon for us by Vinson & Elkins L.L.P., Houston, Texas. Certain legal matters in connection with the common units offered hereby will be passed upon for the underwriters by Baker Botts L.L.P., Houston, Texas.

EXPERTS

        The consolidated balance sheets of Copano Energy, L.L.C. for the year ended December 31, 2011 and 2010, the related consolidated statements of operations, member's capital and comprehensive income (loss) and cash flows for each of the three years in the period ended December 31, 2011, and the effectiveness of Copano Energy, L.L.C.'s internal control over financial reporting as of December 31, 2011, all incorporated in this prospectus supplement by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 2011, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

        The consolidated balance sheets of Eagle Ford Gathering LLC as of December 31, 2011 and 2010, and the related consolidated statements of operations, members' equity and cash flows for the year ended December 31, 2011 and for the period from May 12, 2010 (date of inception) to December 31, 2010, incorporated in this prospectus supplement by reference from Copano Energy, L.L.C.'s Annual Report on Form 10-K for the year ended December 31, 2011, have been audited by Deloitte & Touche LLP, independent auditors', as stated in their report, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        The balance sheets of Bighorn Gas Gathering, L.L.C. as of December 31, 2011 and 2010, and the related statements of operations, members' equity and cash flows for each of the three years in the period ended December 31, 2011, incorporated in this prospectus supplement by reference from Copano Energy, L.L.C.'s Annual Report on Form 10-K for the year ended December 31, 2011, have been audited by Deloitte & Touche LLP, independent auditors', as stated in their report, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        The balance sheets of Fort Union Gas Gathering, L.L.C. as of December 31, 2011 and 2010, and the related statements of operations, members' equity and cash flows for each of the three years in the period ended December 31, 2011, incorporated in this prospectus supplement by reference from Copano Energy, L.L.C.'s Annual Report on Form 10-K for the year ended December 31, 2011, have been audited by Deloitte & Touche LLP, independent auditors', as stated in their report, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

 WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any materials that we file with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an internet site (http://www.sec.gov) that contains reports, proxy and information statements and other information that we file electronically with the SEC.

        We also make available free of charge on our website, at www.copano.com, all materials that we file electronically with the SEC, including our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, Section 16 reports and amendments to these reports, as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC. Information on our website, other than the documents listed below, is not incorporated by reference into this prospectus supplement.

        We "incorporate by reference" information into this prospectus supplement, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement, except to the extent it is updated and superseded by information contained in this prospectus supplement. The information we file later with the SEC will automatically update and supersede information in this prospectus supplement. You should not assume that the information in this prospectus supplement is current as of any date other than the date on the front page of this prospectus supplement.

        We incorporate by reference the documents listed below, excluding any information furnished pursuant to Item 2.02 or 7.01 in any Current Report on Form 8-K (or corresponding information furnished under Item 9.01 or included as an exhibit):

  •
  Our Annual Report on Form 10-K for the year ended December 31, 2011;

  •
  Our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2012 and June 30, 2012;

  •
  Our Current Reports on Form 8-K filed on January 10, 2012; January 11, 2012; January 18, 2012; February 7, 2012; February 21, 2012; April 11, 2012; May 21, 2012; July 11, 2012; July 17, 2012; September 5, 2012, October 10, 2012 and October 17, 2012; and

  •
  The description of our common units contained in our Registration Statement on Form 8-A (File No. 000-51009) filed with the SEC on November 1, 2004 and any subsequent amendments or reports filed for the purpose of updating such description.

        All documents that we subsequently file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, and that are deemed "filed" prior to the termination of this offering, shall be deemed to be incorporated by reference into this prospectus supplement.

        You may obtain any of the documents incorporated by reference in this prospectus supplement from the SEC through the SEC's website at the address provided above. We will provide you a copy of any or all of the information that has been incorporated by reference in this prospectus supplement (including exhibits to those documents specifically incorporated by reference in this document), at no cost, upon your written or oral request to us at the following address or telephone number:

Copano Energy, L.L.C.
Investor Relations
1200 Smith Street, Suite 2300
Houston, Texas 77002
(713) 621-9547

        This prospectus supplement relates to our effective registration statement on Form S-3 (Registration No. 333-184485) filed with the SEC. This prospectus supplement does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. Statements about the contents of contracts or other documents contained in this prospectus supplement or in any other filing to which we refer you are not necessarily complete. You should review the actual copy of these documents filed as an exhibit to the registration statement or such other filing. You may obtain a copy of the registration statement and the exhibits filed with it from the SEC or us at any of the locations listed above.

PROSPECTUS

COPANO ENERGY, L.L.C.
COPANO ENERGY FINANCE CORPORATION

Common Units
Debt Securities

        We may offer, from time to time, the following securities in one or more transactions, classes or series and in amounts, at prices and on terms to be determined by market conditions at the time of our offerings:

  •
  common units representing limited liability company interests in Copano Energy, L.L.C.; and

  •
  debt securities, which may be secured or unsecured senior debt securities or secured or unsecured subordinated debt securities.

        Copano Energy Finance Corporation may act as co-issuer of the debt securities. If a series of debt securities is guaranteed, such series will be guaranteed by all of Copano Energy, L.L.C.'s wholly owned subsidiaries other than "minor" subsidiaries (except Copano Energy Finance Corporation) as such term is interpreted in securities regulations governing financial reporting for guarantors.

        We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. This prospectus describes the general terms of these securities and the general manner in which we will offer the securities. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. This prospectus may not be used to consummate sales of securities unless accompanied by a prospectus supplement.

        You should carefully read this prospectus and any prospectus supplement before you invest. You should also read the documents we have referred you to in the "Where You Can Find More Information" section of this prospectus for information on us and our financial statements.

        Our common units are listed on the Nasdaq Global Select Market under the symbol "CPNO." We will provide information in the prospectus supplement for the trading market, if any, for any debt securities we may offer.

        Our principal executive offices are located at 1200 Smith Street, Suite 2300, Houston, Texas 77002. Our telephone number at our principal executive offices is (713) 621-9547.

        Investing in our securities involves risks. In addition to risks related to our business, limited liability companies are inherently different from corporations. You should carefully consider the risk factors described under "Risk Factors" beginning on page 5 of this prospectus and in the applicable prospectus supplement before you make an investment in our securities.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 18, 2012.

        This prospectus is part of a registration statement we filed with the Securities and Exchange Commission, the "SEC" or "Commission." In making your investment decision, you should rely only on the information contained in or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized anyone to provide you with any other information. If you receive any unauthorized information, you must not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

        You should not assume that the information contained in this prospectus or any prospectus supplement, as well as the information that we have previously filed with the SEC that is incorporated by reference into this prospectus or any prospectus supplement, is accurate as of any date other than the date of such document. Our business, financial condition, results of operations and prospects may have changed since those dates.

 ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement on Form S-3 that we and Copano Energy Finance Corporation have filed with the SEC using a "shelf" registration process. Under this shelf registration process, we may from time to time offer and sell the securities described in this prospectus in one or more offerings. This prospectus describes the general terms of these securities and the general manner in which we will offer the securities. Each time we offer securities, we will provide you with this prospectus and a prospectus supplement that will describe, among other things, the specific amounts and prices of the securities being offered and the terms of the offering.

        The prospectus supplement may include additional risk factors or other special considerations applicable to those securities and may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in that prospectus supplement.

        Additional information, including our financial statements and the notes thereto, is incorporated in this prospectus by reference to our reports filed with the SEC. Please read "Where You Can Find More Information." You are urged to carefully read this prospectus, including the "Risk Factors," and any attached prospectus supplement relating to the securities offered to you, together with the additional information described under "Where You Can Find More Information," before investing in our common units or debt securities.

        Throughout this prospectus, when we use the terms "we," "us," "our," or like terms, we are referring either to Copano Energy, L.L.C. or to Copano Energy, L.L.C. and its consolidated subsidiaries collectively, unless the context requires otherwise.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any materials that we file with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site, at http://www.sec.gov, that contains reports, proxy and information statements and other information that we file electronically with the SEC.

        We also make available free of charge on our website, at http://www.copanoenergy.com, all materials that we file electronically with the SEC, including our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, Section 16 reports and amendments to these reports, as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC. Information on our website, other than the documents listed below, is not incorporated by reference into this prospectus.

        We "incorporate by reference" information into this prospectus, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except to the extent it is updated and superseded by information contained in this prospectus. The information we file later with the SEC will automatically update and supersede information in this prospectus. You should not assume that the information in this prospectus is current as of any date other than the date on the front page of this prospectus.

        We incorporate by reference the documents listed below, excluding any information furnished pursuant to Item 2.02 or 7.01 in any Current Report on Form 8-K (or corresponding information furnished under Item 9.01 or included as an exhibit:

  •
  Our Annual Report on Form 10-K for the year ended December 31, 2011, including information specifically incorporated by reference into our Form 10-K from our Proxy Statement prepared in connection with the 2012 Annual Meeting of Unitholders held on May 17, 2012;

  •
  Our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2012 and June 30, 2012;

  •
  Our Current Reports on Form 8-K filed on January 10, 2012; January 11, 2012; January 18, 2012; February 7, 2012; February 21, 2012; April 11, 2012; May 21, 2012; July 11, 2012; July 17, 2012; August 29, 2012; October 10, 2012; and October 17, 2012.

  •
  The description of our common units contained in our Registration Statement on Form 8-A (File No. 000-51009) filed with the SEC on November 1, 2004 and any subsequent amendments or reports filed for the purpose of updating such description.

        All documents that we file after the date of this prospectus pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), and that are deemed "filed," prior to the termination of all offerings under this shelf registration statement are incorporated by reference into this prospectus.

        You may obtain any of the documents incorporated by reference in this prospectus from the SEC through the SEC's website at the address provided above. We will provide you a copy of any or all of the information that has been incorporated by reference in this prospectus (including exhibits to those documents specifically incorporated by reference in this document), at no cost, upon your written or oral request to us at the following address or telephone number:

Copano Energy, L.L.C.
Investor Relations
1200 Smith Street, Suite 2300
Houston, Texas 77002
(713) 621-9547

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus and the documents we incorporate by reference contain certain "forward-looking" statements. Statements included in this prospectus and the documents we incorporate by reference that are not historical facts, but that address activities, events or developments that we expect or anticipate will or may occur in the future, including references to future goals or intentions or other such references, are forward-looking statements. These statements can be identified by the use of forward-looking terminology, including "may," "believe," "expect," "anticipate," "estimate," "continue" or similar words. These statements include assertions related to plans for growth of our business, future capital expenditures and competitive strengths and goals. We make these statements based on our past experience and our perception of historical trends, current conditions and expected future developments, as well as other considerations we believe are appropriate under the circumstances. Whether actual results and developments in the future will conform to our expectations is subject to numerous risks and uncertainties, many of which are beyond our control. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecasted in these statements. Any differences could be caused by a number of factors, including, but not limited to:

  •
  the volatility of prices and market demand for natural gas, crude oil and natural gas liquids ("NGLs"), and for products derived from these commodities;

  •
  our ability to continue to connect new sources of natural gas and condensate, and the NGL content of new gas supplies;

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  the ability of key producers to continue to drill and successfully complete and connect new natural gas and condensate volumes and performance by such producers under their contracts with us;

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  our ability to attract and retain key customers and contract with new customers;

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  our ability to access or construct new gas processing and NGL fractionation and transportation capacity;

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  the availability of local, intrastate and interstate transportation systems and other facilities and services for natural gas and NGLs;

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  our ability (and the ability of our third-party service providers) to meet in-service dates, cost expectations and operating performance standards for construction projects;

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  our ability to successfully integrate any acquired asset or operations;

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  our ability to access our revolving credit facility and to obtain additional financing on acceptable terms;

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  the effectiveness of our hedging program;

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  general economic conditions;

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  force majeure events such as the loss of a market or facility downtime;

  •
  the effects of government regulations and policies; and

  •
  other financial, operational and legal risks and uncertainties detailed from time to time in our filings with the SEC.

        This prospectus and the documents incorporated by reference include cautionary statements identifying important factors that could cause actual results to materially differ from our expectations, including in conjunction with forward-looking statements referred to above. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus, any accompanying prospectus supplement and the documents we incorporate by reference. All forward-looking statements included in those documents and all subsequent written or oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. The forward-looking statements speak only as of the date made, and we undertake no obligation to publicly update or revise any forward-looking statements, other than as required by law, whether as a result of new information, future events or otherwise.

COPANO ENERGY, L.L.C.

        We are an energy company engaged in the business of providing midstream services to natural gas producers, including gathering and transportation of natural gas, fractionation and transportation of NGLs and other related services. Our assets are located in Texas, Oklahoma and Wyoming and include approximately 6,800 miles of active natural gas gathering and transmission pipelines and nine natural gas processing plants, with over one billion cubic feet per day of combined processing capacity. In addition to our natural gas pipelines, we operate 380 miles of NGL pipelines.

        Our operations are conducted through, and our operating assets are owned by, our subsidiaries. Copano Energy Finance Corporation, our wholly owned subsidiary, has no material assets or any liabilities other than as a co-issuer of our debt securities. Its activities are limited to co-issuing our debt securities and activities incidental to its role as a co-issuer.

        Our principal executive offices are located at 1200 Smith Street, Suite 2300, Houston, Texas 77002. Our telephone number at our principal executive offices is (713) 621-9547.

        For additional information about our business, properties and financial condition, please read "Where You Can Find More Information."

THE SUBSIDIARY GUARANTORS

        Certain of our subsidiaries, which we refer to as the "subsidiary guarantors" in this prospectus, may fully and unconditionally guarantee our payment obligations under any series of debt securities offered using this prospectus. Financial information concerning our subsidiary guarantors and any non-guarantor subsidiaries will, to the extent required by SEC rules and regulations, be included in our consolidated financial statements filed as part of our periodic reports pursuant to the Exchange Act.

 RISK FACTORS

        An investment in our securities involves a significant degree of risk. Before you invest in our securities you should carefully consider those risk factors included in our most recent Annual Report on Form 10-K, any subsequently filed Quarterly Reports on Form 10-Q and any subsequently filed Current Reports on Form 8-K, which are incorporated herein by reference, and those risk factors that may be included in any applicable prospectus supplement, together with all of the other information included in this prospectus, any prospectus supplement and the documents we incorporate by reference, in evaluating an investment in our securities. If any of the risks discussed in the foregoing documents were to occur, our business, financial condition, results of operations and cash flows could be materially adversely affected. Please read "Information Regarding Forward-Looking Statements."

 USE OF PROCEEDS

        Unless we specify otherwise in any prospectus supplement, we will use the net proceeds we receive from the sale of securities covered by this prospectus for general corporate purposes, which may include, among other things:

  •
  paying or refinancing all or a portion of our indebtedness outstanding at the time; and

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  funding working capital, capital expenditures or acquisitions.

        The application of proceeds from any particular offering of securities using this prospectus will be described in the prospectus supplement relating to such offering. The precise amount and timing of the application of these proceeds will depend on our funding requirements and the availability and cost of other funds.

 RATIOS OF EARNINGS TO FIXED CHARGES

	Year Ended December 31,
						Six Months Ended June 30, 2012
	2007	2008	2009	2010	2011
Ratio of earnings to fixed charges	3.1x	2.1x	1.8x	1.6x	1.3x	(1)

(1)
Earnings were inadequate to cover fixed charges for the six months ended June 30, 2012 by $3.1 million.

        For purposes of calculating the ratio of consolidated earnings to fixed charges:

  •
  "earnings" means the aggregate of the following items: pre-tax income from continuing operations before adjustment for income or loss from equity investees; plus fixed charges; plus amortization of capitalized interest; plus distributed income of equity investees; plus our share of pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges; less interest capitalized; less preference security dividend requirements of consolidated subsidiaries; and less the noncontrolling interest in pre-tax income of subsidiaries that have not incurred fixed charges;

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  "fixed charges" means the sum of the following: (a) interest expensed and capitalized, (b) amortized premiums, discounts and capitalized expenses related to indebtedness, (c) an estimate of the interest within rental expense and (d) preference security dividend requirements of consolidated subsidiaries; and

  •
  "preference security dividend" means the amount of pre-tax earnings that is required to pay the dividends on outstanding preference securities.

 DESCRIPTION OF OUR COMMON UNITS

        Our common units represent limited liability company interests in us. The holders of our common units are entitled to participate in distributions and exercise the rights or privileges available to members under our limited liability company agreement. As of June 30, 2012, we had 72,365,674 common units outstanding. As of June 30, 2012, we also had 12,275,579 Series A convertible preferred units outstanding.

Our Limited Liability Company Agreement

        Our limited liability company agreement governs the rights and obligations of our common unitholders. A copy of our limited liability company agreement is included in our other SEC filings and is incorporated by reference in this prospectus.

Our Cash Distribution Policy

        Please read "Cash Distribution Policy" for a detailed description of the right to receive cash distributions with respect to our common units.

Timing of Distributions

        We pay distributions approximately 45 days after March 31, June 30, September 30 and December 31 to unitholders of record on the applicable record date.

Issuance of Additional Units

        In general, we may issue additional equity securities, and options, rights, warrants and appreciation rights relating to our equity securities, for any company purpose at any time and from time to time, to such persons for such consideration and on such terms and conditions as our Board of Directors shall determine, all without the approval of any unitholders. Each additional equity security authorized to be issued by us pursuant to our limited liability company agreement may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of our equity securities), as our Board of Directors shall determine, all without the approval of any unitholders.

        We may choose to finance acquisitions by issuing additional common units or other equity securities. Holders of any additional common units we issue will be entitled to participate in our distributions of available cash. In addition, the issuance of additional common units or other equity securities may dilute the value of the existing common unitholders' interests in our net assets.

        In accordance with Delaware law and the provisions of our limited liability company agreement, we may also issue additional securities that, as determined by our Board of Directors, may have special voting rights to which the common units are not entitled.

        The holders of common units do not have preemptive rights to acquire additional common units or other securities.

Voting Rights

        In general, common unitholders have the right to vote with respect to the election of our Board of Directors, certain amendments to our limited liability company agreement, the merger of our company or the sale of all or substantially all of our assets and the dissolution of our company.

Limited Call Right

        If, at any time, any person owns more than 90% of the issued and outstanding membership interests of any class, such person will have the right, which it may transfer in whole or in part to any of its affiliates or to us, to acquire all, but not less than all, of the remaining membership interests of the class held by unaffiliated persons as of a record date to be selected by our Board of Directors, on at least 10 but not more than 60 days' notice. Our unitholders are not entitled to dissenters' rights of appraisal under our limited liability company agreement or applicable Delaware law if this limited call right is exercised. The purchase price in the event of the exercise of this right is the greater of:

  •
  the current market price as of the date three days prior to the date that the notice is mailed; and

  •
  the highest price paid by such person or any of its affiliates for any such interest of such class purchased during the 90-day period preceding the date that the notice is mailed.

        As a result of this limited call right, a holder of membership interests in our company may have its membership interests purchased at an undesirable time or price. Please read "Risk Factors—Risks Related to Our Structure." The tax consequences to a unitholder of the exercise of this call right are the same as a sale by that unitholder of its common units in the market. Please read "Material Tax Consequences—Disposition of Common Units."

Exchange Listing

        Our common units are listed on the Nasdaq Global Select Market under the symbol "CPNO."

Transfer Agent and Registrar

Duties

        American Stock Transfer & Trust Company, LLC serves as registrar and transfer agent for our common units. We pay all fees charged by the transfer agent for transfers of common units, except the following fees that will be paid by unitholders:

  •
  surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges;

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  special charges for services requested by a holder of a common unit; and

  •
  other similar fees or charges.

        There will be no charge to unitholders for disbursements of our cash distributions. We will indemnify the transfer agent, its agents and each of their shareholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities as transfer agent, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

Resignation or Removal

        The transfer agent may at any time resign, by notice to us, or be removed by us. The resignation or removal of the transfer agent will become effective upon our appointment of a successor transfer agent and registrar and its acceptance of the appointment. If no successor has been appointed and accepted the appointment within 30 days after notice of the resignation or removal, we are authorized to act as the transfer agent and registrar until a successor is appointed.

Transfer of Common Units

        By transfer of common units in accordance with our limited liability company agreement, each transferee of common units shall be admitted as a unitholder with respect to the common units transferred when such transfer and admission is reflected in our books and records. Additionally, each transferee of common units:

  •
  automatically agrees to be bound by the terms and conditions of, and is deemed to have executed, our limited liability company agreement;

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  becomes the record holder of the common units;

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  represents that the transferee has the capacity, power and authority to enter into our limited liability company agreement;

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  grants powers of attorney to our officers and any liquidator of our company as specified in the limited liability company agreement; and

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  makes the consents and waivers contained in the limited liability company agreement.

        An assignee will become a unitholder of our company for the transferred common units upon the recording of the name of the assignee on our books and records.

        Until a common unit has been transferred on our books, we and the transfer agent, notwithstanding any notice to the contrary, may treat the record holder of the unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

Series A Convertible Preferred Units

Distributions

        The Series A preferred units are senior to our common units with respect to rights to distributions. For the first three years after the date on which they were issued, the Series A preferred units are entitled to quarterly distributions in kind (paid in the form of additional Series A preferred units). In-kind distributions will equal $0.72625 per preferred unit per quarter (or 10% per year of the purchase price of a Series A preferred unit) divided by the $29.05 issue price. Beginning with the distribution for the quarter ending September 30, 2013, and through the distribution for the quarter ending June 30, 2016, we are entitled to elect whether to pay preferred distributions in cash, in kind or in a combination of both. For quarters ending after June 30, 2016, we will be obligated to pay preferred distributions in cash unless our available cash (after reserves established by our Board of Directors) is not sufficient to fund the distribution or we and the preferred unitholder agree that a distribution will be paid in kind. Cash distributions on the Series A preferred units will equal the greater of $0.72625 per preferred unit per quarter or the quarterly per-unit distribution paid to our common unitholders for the applicable quarter.

Voting Rights

        At a special meeting held on November 17, 2010, our common unitholders approved full voting rights for all Series A preferred units. Each Series A preferred unit entitles the holder to one vote.

Conversion

        At the special meeting referred to above, our common unitholders also approved full convertibility of all Series A preferred units into common units on a one-for-one basis. Beginning on July 21, 2013, the Series A preferred units will generally become convertible into common units by us or by the preferred unitholder, subject to the conditions described below. After July 21, 2013, the preferred unitholder may elect to convert all or any portion of its Series A preferred units into common units at any time, but only to the extent that conversion will not cause our estimated ratio of total distributable cash flow to per-unit distributions (for all of our outstanding common and Series A preferred units) to fall below 100% over any of the forecasted succeeding four quarters. In addition, we will have the right to force conversion of all or any portion of the Series A preferred units if the daily volume-weighted average trading price and the average daily trading volume of our common units exceed $37.77 and 500,000 units, respectively, for 20 trading days out of the trailing 30-day period prior to our notice of conversion. On the date of conversion, the rights of the converting Series A preferred units will cease; the converting Series A preferred units will no longer be outstanding and will represent only the right to receive common units at the rate of one common unit for each preferred unit.

Rights upon a Change of Control

        The preferred unitholder has conversion rights with respect to certain change of control events. Before consummating a transaction in which any person, other than the preferred unitholder, becomes the beneficial owner, directly or indirectly, of more than 50% of our voting securities, we will make an irrevocable offer (a "change of control offer") to the preferred unitholder to convert all, but not less than all, of such holder's Series A preferred units into common units, subject to certain conditions and limitations. Series A preferred units converting in the context of a change of control offer would not convert into common units on a one-for-one basis. Instead, the number of common units we would issue upon conversion of Series A preferred units would equal the quotient of (a) 110% of the aggregate preferred unit issue price for such preferred unitholder's converting Series A preferred units and all accrued and unpaid distributions on such Series A preferred units as of the date of the change of control offer, divided by (b) $29.05. The preferred unitholder is under no obligation to accept a change of control offer. If the preferred unitholder elects not to accept, we will be obligated to ensure that the preferred unitholder receives securities in the change of control transaction with terms substantially equivalent to the terms of the preferred units.

Dissolution and Liquidation

        The Series A preferred units are senior to our common units with respect to rights on dissolution and liquidation. Common units issued upon conversion of Series A preferred units will rank equally with the rest of our common units with respect to rights on dissolution and liquidation

 DESCRIPTION OF OUR DEBT SECURITIES

General

        Copano Energy, L.L.C. may issue debt securities in one or more series, and Copano Energy Finance Corporation may be a co-issuer of one or more series of debt securities. Copano Energy Finance Corporation was incorporated under the laws of the State of Delaware in 2005, is wholly owned by Copano Energy, L.L.C. and has no material assets or any liabilities other than as a co-issuer of debt securities. Its activities are limited to co-issuing debt securities and engaging in other activities incidental thereto. When used in this section "Description of Our Debt Securities," the terms "we," "us," "our" and "issuers" refer jointly to Copano Energy, L.L.C. and Copano Energy Finance Corporation, and the terms "Copano Energy" and "Copano Finance" refer strictly to Copano Energy, L.L.C. and Copano Energy Finance Corporation, respectively.

        If we offer senior debt securities, we will issue them under a senior indenture. If we issue subordinated debt securities, we will issue them under a subordinated indenture. A form of each indenture is filed as an exhibit to the registration statement of which this prospectus is a part. We have not restated either indenture in its entirety in this description. You should read the relevant indenture because it, and not this description, controls your rights as holders of the debt securities. Capitalized terms used in this summary have the meanings specified in the indentures.

        The debt securities will be:

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  our direct general obligations;

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  either senior debt securities or subordinated debt securities; and

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  issued under separate indentures among us, any subsidiary guarantors and a trustee.

Specific Terms of Each Series of Debt Securities in the Prospectus Supplement

        A prospectus supplement and a supplemental indenture or authorizing resolutions relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

  •
  whether Copano Finance will be a co-issuer of the debt securities;

  •
  the guarantors of the debt securities, if any;

  •
  whether the debt securities are senior or subordinated debt securities;

  •
  the title of the debt securities;

  •
  the total principal amount of the debt securities;

  •
  the assets, if any, that are pledged as security for the payment of the debt securities;

  •
  whether we will issue the debt securities in individual certificates to each holder in registered form, or in the form of temporary or permanent global securities held by a depositary on behalf of holders;

  •
  the prices at which we will issue the debt securities;

  •
  the portion of the principal amount that will be payable if the maturity of the debt securities is accelerated;

  •
  the currency or currency unit in which the debt securities will be payable, if not U.S. dollars;

  •
  the dates on which the principal of the debt securities will be payable;

  •
  the interest rate that the debt securities will bear and the interest payment dates for the debt securities;

  •
  any conversion or exchange provisions;

  •
  any optional redemption provisions;

  •
  any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the debt securities;

  •
  any changes to or additional events of default or covenants; and

  •
  any other terms of the debt securities.

        We may offer and sell debt securities, including original issue discount debt securities, at a substantial discount below their principal amount. The prospectus supplement will describe special U.S. federal income tax and any other considerations applicable to those securities. In addition, the prospectus supplement may describe certain special U.S. federal income tax or other considerations applicable to any debt securities that are denominated in a currency other than U.S. dollars.

Guarantees

        If specified in the prospectus supplement respecting a series of debt securities, the subsidiaries of Copano Energy specified in the prospectus supplement will fully and unconditionally guarantee to each holder and the trustee, on a joint and several basis, the full and prompt payment of principal of, premium, if any, and interest on the debt securities of that series when and as the same become due and payable, whether at stated maturity, upon redemption or repurchase, by declaration of acceleration or otherwise. If a series of debt securities is guaranteed, such series will be guaranteed by all of Copano Energy's wholly owned subsidiaries other than "minor" subsidiaries (except Copano Finance) as such term is interpreted in securities regulations governing financial reporting for guarantors. The prospectus supplement will describe any limitation on the maximum amount of any particular guarantee and the conditions under which guarantees may be released.

        The guarantees will be general obligations of the guarantors. Guarantees of subordinated debt securities will be subordinated to the Senior Indebtedness of the guarantors on the same basis as the subordinated debt securities are subordinated to the Senior Indebtedness of Copano Energy.

Consolidation, Merger or Asset Sale

        Each indenture will, in general, allow us to consolidate or merge with or into another domestic entity. It will also allow each issuer to sell, lease, transfer or otherwise dispose of all or substantially all of its assets to another domestic entity. If this happens, the remaining or acquiring entity must assume all of the issuer's obligations under the indenture, including the payment of all amounts due on the debt securities and performance of the issuer's covenants in the indenture.

        However, each indenture will impose certain requirements with respect to any consolidation or merger with or into an entity, or any sale, lease, transfer or other disposition of all or substantially all of an issuer's assets, including:

  •
  the remaining or acquiring entity must be organized under the laws of the United States, any state or the District of Columbia; provided that, if Copano Finance is a co-issuer, then it may not merge or consolidate with or into another entity other than a corporation satisfying such requirement for so long as Copano Energy is not a corporation;

  •
  the remaining or acquiring entity must assume the issuer's obligations under the indenture; and

  •
  immediately after giving effect to the transaction, no Default or Event of Default (as defined under "—Events of Default and Remedies" below) may exist.

        The remaining or acquiring entity will be substituted for the issuer in the indenture with the same effect as if it had been an original party to the indenture, and, except in the case of a lease of all or substantially all of the assets of an issuer, the issuer will be released from any further obligations under the indenture.

No Protection in the Event of a Change of Control

        Unless otherwise set forth in the prospectus supplement, the debt securities will not contain any provisions that protect the holders of the debt securities in the event of a change of control of us or in the event of a highly leveraged transaction, whether or not such transaction results in a change of control of us.

Modification of Indentures

        We may supplement or amend an indenture if the holders of a majority in aggregate principal amount of the outstanding debt securities of each series issued under the indenture affected by the supplement or amendment consent to it. Further, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series may waive past defaults under the indenture and compliance by us with our covenants with respect to the debt securities of that series only. Those holders may not, however, waive any default in any payment on any debt security of that series or compliance with a provision that cannot be supplemented or amended without the consent of each holder affected. Without the consent of each outstanding debt security affected, no modification of the indenture or waiver may:

  •
  reduce the percentage in principal amount of debt securities whose holders must consent to an amendment, supplement or waiver;

  •
  reduce the principal of or extend the fixed maturity of any debt security;

  •
  reduce the premium payable upon redemption or change the time of the redemption of the debt securities;

  •
  reduce the rate of or extend the time for payment of interest on any debt security;

  •
  except as otherwise permitted under the indenture, release any security that may have been granted with respect to the debt securities;

  •
  make any debt security payable in currency other than that stated in the debt securities;

  •
  in the case of any subordinated debt security, make any change in the subordination provisions that adversely affects the rights of any holder under those provisions;

  •
  impair the right of any holder to receive payment of principal, premium, if any, and interest on its debt securities on or after the respective due dates or to institute suit for the enforcement of any such payment;

  •
  except as otherwise permitted in the indenture, release any guarantor from its obligations under its guarantee or the indenture or change any guarantee in any manner that would adversely affect the rights of holders; or

  •
  make any change in the preceding amendment, supplement and waiver provisions (except to increase any percentage set forth therein).

        We may supplement or amend an indenture without the consent of any holders of the debt securities in certain circumstances, including:

  •
  to establish the form or terms of any series of debt securities;

  •
  to cure any ambiguity, defect or inconsistency;

  •
  to provide for uncertificated notes in addition to or in place of certificated notes;

  •
  to provide for the assumption of an issuer's obligations to holders of debt securities in the case of a merger or consolidation or disposition of all or substantially all of such issuer's assets;

  •
  in the case of any subordinated debt security, to make any change in the subordination provisions that limits or terminates the benefits applicable to any holder of Senior Indebtedness of Copano Energy;

  •
  to add or release guarantors pursuant to the terms of the indenture;

  •
  to make any changes that would provide any additional rights or benefits to the holders of debt securities or that do not adversely affect the rights under the indenture of any holder of debt securities;

  •
  to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939 (the "Trust Indenture Act");

  •
  to evidence or provide for the acceptance of appointment under the indenture of a successor trustee;

  •
  to add any additional Events of Default; or

  •
  to secure the debt securities and/or the guarantees.

Events of Default and Remedies

        Unless otherwise indicated in the prospectus supplement, "Event of Default," when used in an indenture, will mean any of the following with respect to the debt securities of any series:

  •
  failure to pay when due the principal of or any premium on any debt security of that series;

  •
  failure to pay, within 30 days of the due date, interest on any debt security of that series;

  •
  failure to pay when due any sinking fund payment with respect to any debt securities of that series;

  •
  failure on the part of the issuers to comply with the covenant described under "—Consolidation, Merger or Asset Sale";

  •
  failure to perform any other covenant in the indenture that continues for 60 days after written notice is given to the issuers;

  •
  certain events of bankruptcy, insolvency or reorganization of an issuer or any guarantor of the debt securities of that series (an "insolvency event");

  •
  if that series is guaranteed by any subsidiary of Copano Energy, the guarantee ceases to be in full force and effect (except as provided in the indenture), is declared null and void or the guarantor disaffirms its guarantee; or

  •
  any other Event of Default provided under the terms of the debt securities of that series.

        An Event of Default for a particular series of debt securities will not necessarily constitute an Event of Default for any other series of debt securities issued under an indenture. The trustee may withhold notice to the holders of debt securities of any default (except in the payment of principal, premium, if any, or interest) if it considers such withholding of notice to be in the best interests of the holders.

        If an insolvency event occurs with respect to either issuer, the entire principal of, premium, if any, and accrued interest on, all debt securities then outstanding will be due and payable immediately, without any declaration or other act on the part of the trustee or any holders. If any other Event of Default for any series of debt securities occurs and continues, the trustee or the holders of at least 25% in aggregate principal amount of the debt securities of the series may declare the entire principal of, and accrued interest on, all the debt securities of that series to be due and payable immediately. If this happens, subject to certain conditions, the holders of a majority in the aggregate principal amount of the debt securities of that series can rescind the declaration.

        Other than its duties in case of a default, a trustee is not obligated to exercise any of its rights or powers under either indenture at the request, order or direction of any holders, unless the holders offer the trustee reasonable security or indemnity. If they provide this reasonable security or indemnity, the holders of a majority in aggregate principal amount of any series of debt securities may direct the time, method and place of conducting any proceeding or any remedy available to the trustee, or exercising any power conferred upon the trustee, for that series of debt securities.

No Limit on Amount of Debt Securities

        Neither indenture will limit the amount of debt securities that we may issue, unless we indicate otherwise in a prospectus supplement. Each indenture will allow us to issue debt securities of any series up to the aggregate principal amount that we authorize.

Registration of Notes

        We will issue debt securities of a series only in registered form, without coupons, unless otherwise indicated in the prospectus supplement.

Minimum Denominations

        Unless the prospectus supplement states otherwise, the debt securities will be issued only in principal amounts of $1,000 each or integral multiples of $1,000.

No Personal Liability

        None of the past, present or future partners, incorporators, managers, members, directors, officers, employees, unitholders or stockholders of either issuer or any guarantor will have any liability for the obligations of the issuers or any guarantors under either indenture or the debt securities or for any claim based on such obligations or their creation. Each holder of debt securities by accepting a debt security waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the debt securities. The waiver may not be effective under federal securities laws, however, and it is the view of the SEC that such a waiver is against public policy.

Payment and Transfer

        The trustee will initially act as paying agent and registrar under each indenture. The issuers may change the paying agent or registrar without prior notice to the holders of debt securities, and the issuers or any of their subsidiaries may act as paying agent or registrar.

        If a holder of debt securities has given wire transfer instructions to the issuers, the issuers will make all payments on the debt securities in accordance with those instructions. All other payments on the debt securities will be made at the corporate trust office of the trustee indicated in the applicable prospectus supplement, unless the issuers elect to make interest payments by check mailed to the holders at their addresses set forth in the debt security register.

        The trustee and any paying agent will repay to us upon request any funds held by them for payments on the debt securities that remain unclaimed for two years after the date upon which that payment has become due. After payment to us, holders entitled to the money must look to us for payment as general creditors.

Exchange, Registration and Transfer

        Debt securities of any series will be exchangeable for other debt securities of the same series, the same total principal amount and the same terms but in different authorized denominations in accordance with the indenture. Holders may present debt securities for exchange or registration of transfer at the office of the registrar. The registrar will effect the transfer or exchange when it is satisfied with the documents of title and identity of the person making the request. We will not charge a service charge for any registration of transfer or exchange of the debt securities. We may, however, require the payment of any tax or other governmental charge payable for that registration.

        We will not be required to:

  •
  issue, register the transfer of, or exchange debt securities of a series either during a period of 15 business days prior to the mailing of notice of redemption of the debt securities of that series, or between a record date and the next succeeding interest payment date; or

  •
  register the transfer of or exchange any debt security selected or called for redemption, except the unredeemed portion of any debt security we are redeeming in part.

Provisions Relating only to the Senior Debt Securities

        The senior debt securities will rank equally in right of payment with all of our other senior and unsubordinated debt. The senior debt securities will be effectively subordinated, however, to all of our secured debt to the extent of the value of the collateral for that debt. We will disclose the amount of our secured debt in the prospectus supplement.

Provisions Relating only to the Subordinated Debt Securities

Subordinated Debt Securities Subordinated to Senior Indebtedness

        The subordinated debt securities will rank junior in right of payment to all of our Senior Indebtedness. The definitions of "Senior Indebtedness" and "Designated Senior Indebtedness" will be set forth in the prospectus supplement respecting each series of subordinated debt securities. If the subordinated debt securities are guaranteed by any of the subsidiaries of Copano Energy, then the guarantees will be subordinated on like terms.

Payment Blockages

        The subordinated indenture will provide that no payment of principal, interest and any premium on the subordinated debt securities (or any related guarantee) may be made in the event:

  •
  we or our property (or any guarantor or its property) is involved in any liquidation, bankruptcy or similar proceeding;

  •
  we (or any guarantor) fail to pay the principal, interest, any premium or any other amounts on any of our (or the guarantor's) Senior Indebtedness within any applicable grace period or the maturity of such Senior Indebtedness is accelerated following any other default, subject to certain limited exceptions set forth in the subordinated indenture; or

  •
  any other default on any of our (or any guarantor's) Designated Senior Indebtedness occurs that permits immediate acceleration of its maturity, in which case a payment blockage on the subordinated debt securities will be imposed for a maximum of 179 days at any one time.

No Limitation on Amount of Senior Debt

        The subordinated indenture will not limit the amount of Senior Indebtedness that we or any guarantor may incur, unless otherwise indicated in the prospectus supplement.

Book Entry, Delivery and Form

        The debt securities of a particular series may be issued in whole or in part in the form of one or more global certificates that will be deposited with the trustee as custodian for The Depository Trust Company, New York, New York ("DTC"). This means that we will not issue certificates to each holder, except in the limited circumstances described below. Instead, one or more global debt securities will be issued to DTC, who will keep a computerized record of its participants (for example, your broker) whose clients have purchased the debt securities. The participant will then keep a record of its clients who purchased the debt securities. Unless it is exchanged in whole or in part for a certificated debt security, a global debt security may not be transferred, except that DTC, its nominees and their successors may transfer a global debt security as a whole to one another.

        Beneficial interests in global debt securities will be shown on, and transfers of global debt securities will be made only through, records maintained by DTC and its participants.

        DTC has provided us the following information:    DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments that DTC's participants ("Direct Participants") deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants' accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation ("DTCC"). DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The DTC Rules applicable to its participants are on file with the SEC.

        We will wire all payments on the global debt securities to DTC's nominee. We and the trustee will treat DTC's nominee as the owner of the global debt securities for all purposes. Accordingly, we, the trustee and any paying agent will have no direct responsibility or liability to pay amounts due on the global debt securities to owners of beneficial interests in the global debt securities.

        It is DTC's current practice, upon receipt of any payment on the global debt securities, to credit Direct Participants' accounts on the payment date according to their respective holdings of beneficial interests in the global debt securities as shown on DTC's records. In addition, it is DTC's current practice to assign any consenting or voting rights to Direct Participants whose accounts are credited with debt securities on a record date, by using an omnibus proxy. Payments by participants to owners of beneficial interests in the global debt securities, and voting by participants, will be governed by the customary practices between the participants and owners of beneficial interests, as is the case with debt securities held for the account of customers registered in "street name." However, payments will be the responsibility of the participants and not of DTC, the trustee or us.

        Debt securities represented by a global debt security will be exchangeable for certificated debt securities with the same terms in authorized denominations only if:

  •
  DTC notifies us that it is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under applicable law and in either event a successor depositary is not appointed by us within 90 days;

  •
  an Event of Default occurs and DTC notifies the trustee of its decision to require the debt securities of a series to no longer be represented by a global debt security; or

  •
  as otherwise specified by us in the prospectus supplement pertaining to such debt securities.

Satisfaction and Discharge; Defeasance

        Each indenture will be discharged and will cease to be of further effect as to all outstanding debt securities of any series issued thereunder, when:

          (a)   either:

            (1)   all outstanding debt securities of that series that have been authenticated (except lost, stolen or destroyed debt securities that have been replaced or paid and debt securities for whose payment money has theretofore been deposited in trust and thereafter repaid to us) have been delivered to the trustee for cancellation; or

            (2)   all outstanding debt securities of that series that have not been delivered to the trustee for cancellation have become due and payable by reason of the giving of a notice of redemption or otherwise or will become due and payable at their stated maturity within one year or are to be called for redemption within one year under arrangements satisfactory to the trustee and in any case we have irrevocably deposited or caused to be irrevocably deposited with the trustee as trust funds cash sufficient to pay and discharge the entire indebtedness of such debt securities not delivered to the trustee for cancellation, for principal, premium, if any, and accrued interest to the date of such deposit (in the case of debt securities that have been due and payable) or the stated maturity or redemption date;

          (b)   we have paid or caused to be paid all other sums payable by us under the indenture with respect to the debt securities of that series; and

          (c)   we have delivered an officers' certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

        The debt securities of a particular series will be subject to legal or covenant defeasance to the extent, and upon the terms and conditions, set forth in the prospectus supplement.

Governing Law

        Each indenture and all of the debt securities will be governed by the laws of the State of New York.

The Trustee

        We will enter into the indentures with a trustee that is qualified to act under the Trust Indenture Act and with any other trustees chosen by us and appointed in a supplemental indenture for a particular series of debt securities. Unless we otherwise specify in the applicable prospectus supplement, the initial trustee for each series of debt securities will be U.S. Bank National Association.

We may maintain a banking relationship in the ordinary course of business with U.S. Bank National Association and one or more of its affiliates.

Resignation or Removal of Trustee

        If the trustee has or acquires a conflicting interest within the meaning of the Trust Indenture Act, the trustee must either eliminate its conflicting interest or resign, to the extent and in the manner provided by, and subject to the provisions of, the Trust Indenture Act and the applicable indenture. Any resignation will require the appointment of a successor trustee under the applicable indenture in accordance with the terms and conditions of such indenture.

        The trustee may resign or be removed by us with respect to one or more series of debt securities and a successor trustee may be appointed to act with respect to any such series. The holders of a majority in aggregate principal amount of the debt securities of any series may remove the trustee with respect to the debt securities of such series.

Limitations on Trustee if It Is Our Creditor

        Each indenture will contain certain limitations on the right of the trustee, in the event that it becomes a creditor of an issuer or a guarantor, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise.

Annual Trustee Report to Holders of Debt Securities

        The trustee is required to submit an annual report to the holders of the debt securities regarding, among other things, the trustee's eligibility to serve as such, the priority of the trustee's claims regarding certain advances made by it and any action taken by the trustee materially affecting the debt securities.

Certificates and Opinions to Be Furnished to Trustee

        Each indenture will provide that, in addition to other certificates or opinions that may be specifically required by other provisions of such indenture, every application by us for action by the trustee must be accompanied by a certificate of certain of our officers and an opinion of counsel (who may be our counsel) stating that, in the opinion of the signers, all conditions precedent to such action have been complied with by us.

 CASH DISTRIBUTION POLICY

Quarterly Distributions of Available Cash

        General.    We intend to pay quarterly distributions to our common unitholders of record on the applicable record date within 45 days after the end of each quarter (in February, May, August and November of each year) to the extent we have sufficient available cash, as defined in our limited liability company agreement. We will make distributions of available cash to common unitholders in accordance with their respective percentage interests.

        Definition of Available Cash.    Available cash generally means, with respect to any quarter:

  •
  the sum of (1) all cash and cash equivalents on hand at the end of such quarter and (2) all additional cash and cash equivalents on hand with respect to such quarter resulting from working capital borrowings made subsequent to the end of such quarter, less

  •
  the amount of any cash reserves established by our Board of Directors to (1) provide for the proper conduct of our business (including reserves for future capital expenditures and for anticipated future credit needs) subsequent to such quarter, (2) comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which we or any of our subsidiaries are a party or by which we are bound or our assets are subject or (3) provide funds for distributions in respect of any one or more of the next four quarters.

        Contractual Restrictions on Our Ability to Distribute Available Cash.    If we are not in compliance with covenants contained in our revolving credit facility or the indentures governing our senior unsecured notes, we will be unable to make distributions of available cash. In addition, if we issue debt securities in the future, then the indenture governing the debt securities will likely contain covenants that limit our ability to make distributions to our unitholders if we fail to comply with such covenants.

Adjustment of Distribution

        If we combine our units into fewer units or subdivide our units into a greater number of units, we will proportionately adjust:

  •
  the quarterly distribution; and

  •
  other amounts calculated on a per unit basis.

        For example, if a two-for-one split of the common units should occur, the quarterly distribution would be reduced to 50% of its initial level. We will not make any adjustment by reason of the issuance of additional common units for cash or property.

        In addition, if legislation is enacted or if existing law is modified or interpreted in a manner that causes us to become taxable as a corporation or otherwise subject to taxation as an entity for federal, state or local income tax purposes, we will reduce the quarterly distribution level for each quarter by multiplying the quarterly distribution by a fraction, the numerator of which is available cash for that quarter and the denominator of which is the sum of available cash for that quarter plus our Board of Directors' estimate of our aggregate liability for the income taxes payable by reason of that legislation or interpretation. To the extent that the actual tax liability differs from the estimated tax liability for any quarter, the difference will be accounted for in subsequent quarters.

Distributions of Cash Upon Liquidation

        If we dissolve in accordance with our limited liability company agreement, we will sell or otherwise dispose of our assets in a process called liquidation. We will first apply the proceeds of liquidation to the payment of our creditors. We will distribute any remaining proceeds to our unitholders in accordance with their respective capital account balances, as adjusted to reflect any taxable gain or loss upon the sale or other disposition of our assets in liquidation.

        The allocations of taxable gain upon liquidation are intended, to the extent possible, to allow common unitholders to receive proceeds equal to their unrecovered capital plus the quarterly distribution for the quarter during which liquidation occurs. There may not be sufficient taxable gain upon our liquidation to enable common unitholders to fully recover all of these amounts.

 MATERIAL TAX CONSEQUENCES

        This section summarizes the material U.S. federal income tax consequences that may be relevant to prospective unitholders and is based upon current provisions of the U.S. Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed U.S. Treasury regulations thereunder (the "Treasury Regulations"), and current administrative rulings and court decisions, all of which are subject to change. Changes in these authorities may cause the federal income tax consequences to a prospective unitholder to vary substantially from those described below. Unless the context otherwise requires, references in this section to "we" or "us" are references to Copano Energy, L.L.C. and our subsidiaries.

        Legal conclusions contained in this section, unless otherwise noted, are the opinion of Vinson & Elkins L.L.P. and are based on the accuracy of representations made by us to them for this purpose. However, this section does not address all federal income tax matters that affect us or our unitholders and does not describe the application of the alternative minimum tax that may be applicable to certain unitholders. Furthermore, this section focuses on unitholders who are individual citizens or residents of the United States (for federal income tax purposes), who have the U.S. dollar as their functional currency and who hold units as capital assets (generally, property that is held for investment). This section has limited applicability to corporations, partnerships (including entities treated as partnerships for U.S. federal income tax purposes), estates, trusts, non-resident aliens or other unitholders subject to specialized tax treatment, such as tax-exempt institutions, non-U.S. persons, individual retirement accounts ("IRAs"), employee benefit plans, real estate investment trusts or mutual funds. Accordingly, we encourage each unitholder to consult the unitholder's own tax advisor in analyzing the federal, state, local and non-U.S. tax consequences particular to that unitholder resulting from ownership or disposition of units and potential changes in applicable tax laws.

        We are relying on opinions and advice of Vinson & Elkins L.L.P. with respect to the matters described herein. An opinion of counsel represents only that counsel's best legal judgment and does not bind the Internal Revenue Service (the "IRS") or a court. Accordingly, the opinions and statements made herein may not be sustained by a court if contested by the IRS. Any such contest of the matters described herein may materially and adversely impact the market for our units and the prices at which our units trade. In addition, our costs of any contest with the IRS will be borne indirectly by our unitholders because the costs will reduce our cash available for distribution. Furthermore, the tax consequences of an investment in us may be significantly modified by future legislative or administrative changes or court decisions, which may be retroactively applied.

        For the reasons described below, Vinson & Elkins L.L.P. has not rendered an opinion with respect to the following federal income tax issues: (1) the treatment of a unitholder whose units are the subject of a securities loan (e.g., a loan to a short seller to cover a short sale of units) (please read "—Tax Consequences of Unit Ownership—Treatment of Securities Loans"); (2) whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read "—Disposition of Units—Allocations Between Transferors and Transferees"); and (3) whether our method for taking into account Section 743 adjustments is sustainable in certain cases (please read "—Tax Consequences of Unit Ownership—Section 754 Election" and "—Uniformity of Units").

Taxation of the Partnership

Partnership Status

        A limited liability company is treated as a partnership for U.S. federal income tax purposes and, therefore, we generally will not be liable for entity-level federal income taxes. Instead, as described below, each of our unitholders will take into account its respective share of our items of income, gain, loss and deduction in computing its federal income tax liability as if the unitholder had earned such income directly, even if we make no cash distributions to the unitholder. Distributions we make to a unitholder generally will not give rise to income or gain taxable to such unitholder unless the amount of cash distributed exceeds the unitholder's adjusted tax basis in its units.

        Section 7704 of the Code generally provides that publicly traded partnerships will be treated as corporations for federal income tax purposes. However, if 90% or more of a partnership's gross income for every taxable year it is publicly traded consists of "qualifying income," the partnership may continue to be treated as a partnership for federal income tax purposes (the "Qualifying Income Exception"). Qualifying income includes income and gains derived from the exploration and production, refining, transportation, storage, processing and marketing of certain natural resources, including crude oil, natural gas, and products thereof. Other types of qualifying income include interest (other than from a financial business), dividends, gains from the sale of real property and gains from the sale or other disposition of capital assets held for the production of qualifying income. We estimate that less than 5% of our current gross income is not qualifying income; however, this estimate could change from time to time.

        Based upon factual representations made by us regarding the composition of our income and the other representations set forth below, Vinson & Elkins L.L.P. is of the opinion that we will be treated as a partnership for federal income tax purposes and each of our operating subsidiaries will be disregarded as an entity separate from us for federal income tax purposes. In rendering its opinion, Vinson & Elkins L.L.P. has relied on factual representations made by us. The representations made by us upon which Vinson & Elkins L.L.P. has relied include, without limitation:

        (a)   Neither we nor any of our operating subsidiaries has elected to be treated as a corporation for federal income tax purposes; and

        (b)   For each taxable year, since and including the year of our initial public offering, more than 90% of our gross income has been and will be income of a character that Vinson & Elkins L.L.P. has opined is "qualifying income" within the meaning of Section 7704(d) of the Code.

        We believe that these representations are true and will be true in the future.

        If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery (in which case the IRS may also require us to make adjustments with respect to our unitholders or pay other amounts), we will be treated as transferring all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation and then as distributing that stock to our unitholders in liquidation. This deemed contribution and liquidation should not result in the recognition of taxable income by our unitholders or us so long as our liabilities do not exceed the tax basis of our assets. Thereafter, we would be treated as an association taxable as a corporation for federal income tax purposes.

        The present federal income tax treatment of publicly traded partnerships, including us, or an investment in our common units may be modified by administrative, legislative, or judicial interpretation at any time. For example, from time to time, members of the U.S. Congress propose and consider substantive changes to the existing federal income tax laws that affect publicly traded partnerships. Currently, one such legislative proposal would eliminate the qualifying income exception upon which we rely for our treatment as a partnership for U.S. federal income tax purposes. We are unable to predict whether any such changes will ultimately be enacted. However, it is possible that a change in law could affect us and may be applied retroactively. Any such changes could negatively impact the value of an investment in our units.

        If for any reason we are taxable as a corporation in any taxable year, our items of income, gain, loss and deduction would be taken into account by us in determining the amount of our liability for federal income tax, rather than being passed through to our unitholders. Our taxation as a corporation would materially reduce the cash available for distribution to unitholders and thus would likely substantially reduce the value of our units. Any distribution made to a unitholder at a time we are treated as a corporation would be (i) a taxable dividend to the extent of our current or accumulated earnings and profits, then (ii) a nontaxable return of capital to the extent of the unitholder's tax basis in its units, and thereafter (iii) taxable capital gain.

        The remainder of this discussion is based on the opinion of Vinson & Elkins L.L.P. that we will be treated as a partnership for federal income tax purposes

Tax Consequences of Unit Ownership

Unitholder Status

        Unitholders who are admitted as members of our company, as well as unitholders whose units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of units, will be treated as partners of the company for federal income tax purposes. For a discussion related to the risks of losing partner status as a result of securities loans, please read "—Treatment of Securities Loans." Unitholders who are not treated as members of the company as described above are urged to consult their own tax advisors with respect to the tax consequences applicable to them under the circumstances.

Flow-Through of Taxable Income

        Subject to the discussion below under "—Entity-Level Collections of Unitholder Taxes" with respect to payments we may be required to make on behalf of our unitholders, we will not pay any federal income tax. Rather, each unitholder will be required to report on its federal income tax return each year its share of our income, gains, losses and deductions for our taxable year or years ending with or within its taxable year. Consequently, we may allocate income to a unitholder even if that unitholder has not received a cash distribution.

Basis of Units

        A unitholder's tax basis in its units initially will be the amount paid for those units plus the unitholder's share of our liabilities. That basis generally will be (i) increased by the unitholder's share of our income and any increases in such unitholder's share of our liabilities, and (ii) decreased, but not below zero, by the amount of all distributions, the unitholder's share of our losses, and any decreases in its share of our liabilities.

Treatment of Distributions

        Distributions made by us to a unitholder generally will not be taxable to the unitholder, unless such distributions exceed the unitholder's tax basis in its units, in which case the unitholder generally will recognize gain taxable in the manner described below under "—Disposition of Units."

        Any reduction in a unitholder's share of our liabilities will be treated as a distribution by us of cash to that unitholder. A decrease in a unitholder's percentage interest in us because of our issuance of additional units may decrease the unitholder's share of our liabilities. For purposes of the foregoing, a unitholder's share of our nonrecourse liabilities (liabilities for which no partner bears the economic risk of loss) generally will be based upon that unitholder's share of the unrealized appreciation (or depreciation) in our assets, to the extent thereof, with any excess liabilities allocated based on the unitholder's share of our profits. Please read "—Disposition of Units."

        A non-pro rata distribution of money or property (including a deemed distribution as a result of the reduction in a unitholder's share of our liabilities as described above) may cause a unitholder to recognize ordinary income, if the distribution reduces the unitholder's share of our "unrealized receivables," including depreciation recapture and substantially appreciated "inventory items," both as defined in Section 751 of the Code ("Section 751 Assets"). To the extent of such reduction, the unitholder would be deemed to receive its proportionate share of the Section 751 Assets and exchange such assets with us in return for a portion of the non-pro rata distribution. This deemed exchange generally will result in the unitholder's recognition of ordinary income in an amount equal to the excess of (1) the non-pro rata portion of that distribution over (2) the unitholder's tax basis (generally zero) in the Section 751 Assets deemed to be relinquished in the exchange.

Limitations on Deductibility of Losses

        A unitholder may not be entitled to deduct the full amount of loss we allocate to it because its share of our losses will be limited to the lesser of (i) the unitholder's tax basis in its units, and (ii) in the case of a unitholder that is an individual, estate, trust or certain types of closely-held corporations, the amount for which the unitholder is considered to be "at risk" with respect to our activities. In general, a unitholder will be at risk to the extent of its tax basis in its units, reduced by (1) any portion of that basis attributable to the unitholder's share of our liabilities, (2) any portion of that basis representing amounts otherwise protected against loss because of a guarantee, stop loss agreement or similar arrangement and (3) any amount of money the unitholder borrows to acquire or hold its units, if the lender of those borrowed funds owns an interest in us, is related to another unitholder or can look only to the units for repayment. A unitholder subject to the at risk limitation must recapture losses deducted in previous years to the extent that distributions (including distributions deemed to result from a reduction in a unitholder's share of nonrecourse liabilities) cause the unitholder's at risk amount to be less than zero at the end of any taxable year.

        Losses disallowed to a unitholder or recaptured as a result of the basis or at risk limitations will carry forward and will be allowable as a deduction in a later year to the extent that the unitholder's tax basis or at risk amount, whichever is the limiting factor, is subsequently increased. Upon a taxable disposition of units, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at risk limitation, but not losses suspended by the basis limitation. Any loss previously suspended by the at risk limitation in excess of that gain can no longer be used, and will not be available to offset a unitholder's salary or active business income.

        In addition to the basis and at risk limitations, a passive activity loss limitation generally limits the deductibility of losses incurred by individuals, estates, trusts, some closely held corporations, and personal service corporations from "passive activities" (generally, trade or business activities in which the taxpayer does not materially participate). The passive loss limitations are applied separately with respect to each publicly traded partnership. Consequently, any passive losses we generate will be available to offset only passive income generated by us Passive losses that exceed a unitholder's share of passive income we generate may be deducted in full when the unitholder disposes of all of its units in a fully taxable transaction with an unrelated party. The passive loss rules generally are applied after other applicable limitations on deductions, including the at risk and basis limitations.

Limitations on Interest Deductions

        The deductibility of a non-corporate taxpayer's "investment interest expense" generally is limited to the amount of that taxpayer's "net investment income." Investment interest expense includes:

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  interest on indebtedness properly allocable to property held for investment;

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  interest expense allocated against portfolio income; and

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  the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent allocable against portfolio income.

        The computation of a unitholder's investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income. Net investment income generally does not include qualified dividend income (if applicable) or gains attributable to the disposition of property held for investment. A unitholder's share of a publicly traded partnership's portfolio income and, according to the IRS, net passive income will be treated as investment income for purposes of the investment interest expense limitation.

Entity-Level Collections of Unitholder Taxes

        If we are required or elect under applicable law to pay any federal, state, local or non-U.S. tax on behalf of any current or former unitholder, we are authorized to treat the payment as a distribution of cash to the relevant unitholder. Where the tax is payable on behalf of all the unitholders or we cannot determine the specific unitholder on whose behalf the tax is payable, we are authorized to treat the payment as a distribution to all current unitholders. Payments by us as described above could give rise to an overpayment of tax on behalf of a unitholder, in which event the unitholder may be entitled to claim a refund of the overpayment amount. Unitholders are urged to consult their tax advisors to determine the consequences to them of any tax payment we make on their behalf.

Allocation of Income, Gain, Loss and Deduction

        In general, our items of income, gain, loss and deduction will be allocated in a manner that provides the holders of Series A convertible preferred units with a preference equal to the then-existing liquidation value of the Series A convertible preferred units and thereafter among the unitholders (other than holders of Series A convertible preferred units) in accordance with their percentage interests in us. However, at any time that distributions are made to the units in excess of distributions to the subordinated units, gross income will be allocated to the recipients to the extent of these distributions.

        Specified items of our income, gain, loss and deduction will be allocated under Section 704(c) of the Code (or the principles of Section 704(c) of the Code) to account for any difference between the tax basis and fair market value of our assets at the time such assets are contributed to us and at the time of any subsequent offering of our units (a "Book-Tax Disparity"). As a result, the federal income tax burden associated with any Book-Tax Disparity immediately prior to an offering generally will be borne by our partners holding interests in us prior to such offering. In addition, items of recapture income will be specially allocated to the extent possible to the unitholder who was allocated the deduction giving rise to that recapture income in order to minimize the recognition of ordinary income by other unitholders.

        An allocation of items of our income, gain, loss or deduction, other than an allocation required by the Code to eliminate a Book-Tax Disparity, will generally be given effect for federal income tax purposes in determining a partner's share of an item of income, gain, loss or deduction only if the allocation has "substantial economic effect." In any other case, a partner's share of an item will be determined on the basis of the partner's interest in us, which will be determined by taking into account all the facts and circumstances, including (i) his relative contributions to us, (ii) the interests of all the partners in profits and losses, (iii) the interest of all the partners in cash flow and (iv) the rights of all the partners to distributions of capital upon liquidation. Vinson & Elkins L.L.P. is of the opinion that, with the exception of the issues described in "—Section 754 Election" and "—Disposition of Units—Allocations Between Transferors and Transferees," allocations under our limited liability company agreement will be given effect for federal income tax purposes in determining a partner's share of an item of income, gain, loss or deduction.

Treatment of Securities Loans

        A unitholder whose units are loaned (for example, a loan to a "short seller" to cover a short sale of units) may be treated as having disposed of those units. If so, such unitholder would no longer be treated for tax purposes as a partner with respect to those units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period (i) any of our income, gain, loss or deduction allocated to those units would not be reportable by the lending unitholder and (ii) any cash distributions received by the unitholder as to those units may be treated as ordinary taxable income.

        Due to a lack of controlling authority, Vinson & Elkins L.L.P. has not rendered an opinion regarding the tax treatment of a unitholder that enters into a securities loan with respect to its units. Unitholders desiring to assure their status as partners and avoid the risk of income recognition from a loan of their units are urged to modify any applicable brokerage account agreements to prohibit their brokers from borrowing and lending their units. The IRS has announced that it is studying issues relating to the tax treatment of short sales of partnership interests. Please read "—Disposition of Units—Recognition of Gain or Loss."

Tax Rates

        Under current law, the highest marginal federal income tax rates for individuals applicable to ordinary income and long-term capital gains (generally, gains from the sale or exchange of certain investment assets held for more than one year) are 35% and 15%, respectively. However, absent new legislation extending the current rates, beginning January 1, 2013, the highest marginal federal income tax rate applicable to ordinary income and long-term capital gains of individuals will increase to 39.6% and 20%, respectively. These rates are subject to change by new legislation at any time.

        A 3.8% Medicare tax on certain net investment income earned by individuals, estates, and trusts will apply for taxable years beginning after December 31, 2012. For these purposes, net investment income generally includes a unitholder's allocable share of our income and gain realized by a unitholder from a sale of units. In the case of an individual, the tax will be imposed on the lesser of (i) the unitholder's net investment income from all investments, or (ii) the amount by which the unitholder's modified adjusted gross income exceeds $250,000 (if the unitholder is married and filing jointly or a surviving spouse), $125,000 (if married filing separately) or $200,000 (if the unitholder is unmarried or in any other case). In the case of an estate or trust, the tax will be imposed on the lesser of (i) undistributed net investment income, or (ii) the excess adjusted gross income over the dollar amount at which the highest income tax bracket applicable to an estate or trust begins.

Section 754 Election

        We have made the election permitted by Section 754 of the Code that permits us to adjust the tax bases in our assets as to specific purchasers of our units under Section 743(b) of the Code. The Section 743(b) adjustment separately applies to each purchaser of units based upon the values and bases of our assets at the time of the relevant purchase, and the adjustment will reflect the purchase price paid. The Section 743(b) adjustment does not apply to a person who purchases units directly from us.

        Under our limited liability company agreement, we are authorized to take a position to preserve the uniformity of units even if that position is not consistent with applicable Treasury Regulations. A literal application of Treasury Regulations governing a 743(b) adjustment attributable to properties depreciable under Section 167 of the Code may give rise to differences in the taxation of unitholders purchasing units from us and unitholders purchasing from other unitholders. If we have any such properties, we intend to adopt methods employed by other publicly traded partnerships to preserve the uniformity of units, even if inconsistent with existing Treasury Regulations, and Vinson & Elkins, L.L.P. has not opined on the validity of this approach. Please read "—Uniformity of Units."

        The IRS may challenge the positions we adopt with respect to depreciating or amortizing the Section 743(b) adjustment we take to preserve the uniformity of units due to lack of controlling authority. Because a unitholder's tax basis for its units is reduced by its share of our items of deduction or loss, any position we take that understates deductions will overstate a unitholder's basis in its units, and may cause the unitholder to understate gain or overstate loss on any sale of such units. Please read "—Disposition of Units—Recognition of Gain or Loss." If a challenge to such treatment were sustained, the gain from the sale of units may be increased without the benefit of additional deductions.

        The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the value of our assets and other matters. The IRS could seek to reallocate some or all of any Section 743(b) adjustment we allocated to our assets subject to depreciation to goodwill or non-depreciable assets. Goodwill, as an intangible asset, is generally non-amortizable or amortizable over a longer period of time or under a less accelerated method than our tangible assets. We cannot assure any unitholder that the determinations we make will not be successfully challenged by the IRS or that the resulting deductions will not be reduced or disallowed altogether. Should the IRS require a different tax basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of units may be allocated more income than it would have been allocated had the election not been revoked.

Tax Treatment of Operations

Accounting Method and Taxable Year

        We will use the year ending December 31 as our taxable year and the accrual method of accounting for federal income tax purposes. Each unitholder will be required to include in income its share of our income, gain, loss and deduction for each taxable year ending within or with its taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of its units following the close of our taxable year but before the close of its taxable year must include its share of our income, gain, loss and deduction in income for its taxable year, with the result that it will be required to include in income for its taxable year its share of more than one year of our income, gain, loss and deductions. Please read "—Disposition of Units—Allocations Between Transferors and Transferees."

Tax Basis, Depreciation and Amortization

        The tax bases of our assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. If we dispose of depreciable property by sale, foreclosure or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation deductions previously taken, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a unitholder who has taken cost recovery or depreciation deductions with respect to property we own will likely be required to recapture some or all of those deductions as ordinary income upon a sale of its interest in us. Please read "—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction" and "—Disposition of Units—Recognition of Gain or Loss."

        The costs we incur in offering and selling our units (called "syndication expenses") must be capitalized and cannot be deducted currently, ratably or upon our termination. While there are uncertainties regarding the classification of costs as organization expenses, which may be amortized by us, and as syndication expenses, which may not be amortized by us, the underwriting discounts and commissions we incur will be treated as syndication expenses.

Valuation and Tax Basis of Our Properties

        The federal income tax consequences of the ownership and disposition of units will depend in part on our estimates of the relative fair market values and the initial tax bases of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates and determinations of tax basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss or deduction previously reported by unitholders could change, and unitholders could be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

Disposition of Units

Recognition of Gain or Loss

        A unitholder will be required to recognize gain or loss on a sale of units equal to the difference between the unitholder's amount realized and tax basis in the units sold. A unitholder's amount realized generally will equal the sum of the cash or the fair market value of other property it receives plus its share of our liabilities with respect to such units. Because the amount realized includes a unitholder's share of our liabilities, the gain recognized on the sale of units could result in a tax liability in excess of any cash received from the sale.

        Except as noted below, gain or loss recognized by a unitholder on the sale or exchange of a unit held for more than one year generally will be taxable as long-term capital gain or loss. However, gain or loss recognized on the disposition of units will be separately computed and taxed as ordinary income or loss under Section 751 of the Code to the extent attributable to Section 751 Assets, such as depreciation recapture. Ordinary income attributable to Section 751 Assets may exceed net taxable gain realized on the sale of a unit and may be recognized even if there is a net taxable loss realized on the sale of a unit. Thus, a unitholder may recognize both ordinary income and capital gain or loss upon a sale of units. Net capital loss may offset capital gains and, in the case of individuals, up to $3,000 of ordinary income per year.

        The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an "equitable apportionment" method, which generally means that the tax basis allocated to the interest sold equals an amount that bears the same relation to the partner's tax basis in its entire interest in the partnership as the value of the interest sold bears to the value of the partner's entire interest in the partnership.

        Treasury Regulations under Section 1223 of the Code allow a selling unitholder who can identify units transferred with an ascertainable holding period to elect to use the actual holding period of the units transferred. Thus, according to the ruling discussed above, a unitholder will be unable to select high or low basis units to sell as would be the case with corporate stock, but, according to the Treasury Regulations, it may designate specific units sold for purposes of determining the holding period of units transferred. A unitholder electing to use the actual holding period of units transferred must consistently use that identification method for all subsequent sales or exchanges of our units. A unitholder considering the purchase of additional units or a sale of units purchased in separate transactions is urged to consult its tax advisor as to the possible consequences of this ruling and application of the Treasury Regulations.

        Specific provisions of the Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an "appreciated" financial position, including a partnership interest with respect to which gain would be recognized if it were sold, assigned or terminated at its fair market value, in the event the taxpayer or a related person enters into:

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  a short sale;

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  an offsetting notional principal contract; or

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  a futures or forward contract with respect to the partnership interest or substantially identical property.

        Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

Allocations Between Transferors and Transferees

        In general, our taxable income or loss will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of units owned by each of them as of the opening of the applicable exchange on the first business day of the month (the "Allocation Date"). However, gain or loss realized on a sale or other disposition of our assets or any other extraordinary item of income, gain, loss or deduction will be allocated among the unitholders on the Allocation Date in the month in which such income, gain, loss or deduction is recognized. As a result, a unitholder transferring units may be allocated income, gain, loss and deduction realized after the date of transfer.

        Although simplifying conventions are contemplated by the Code and most publicly traded partnerships use similar simplifying conventions, the use of this method may not be permitted under existing Treasury Regulations. Recently, however, the Department of the Treasury and the IRS issued proposed Treasury Regulations that provide a safe harbor pursuant to which a publicly traded partnership may use a similar monthly simplifying convention to allocate tax items among transferor and transferee unitholders, although such tax items must be prorated on a daily basis. Nonetheless, the proposed regulations do not specifically authorize the use of the proration method we have adopted. Accordingly, Vinson & Elkins L.L.P. is unable to opine on the validity of this method of allocating income and deductions between transferee and transferor unitholders. If this method is not allowed under the final Treasury Regulations, or only applies to transfers of less than all of the unitholder's interest, our taxable income or losses could be reallocated among our unitholders. We are authorized to revise our method of allocation between transferee and transferor unitholders, as well as among unitholders whose interests vary during a taxable year, to conform to a method permitted under future Treasury Regulations.

        A unitholder who disposes of units prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss and deduction attributable to the month of disposition but will not be entitled to receive a cash distribution for that period.

Notification Requirements

        A unitholder who sells or purchases any of its units is generally required to notify us in writing of that transaction within 30 days after the transaction (or, if earlier, January 15 of the year following the transaction in the case of a seller). Upon receiving such notifications, we are required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. Failure to notify us of a transfer of units may, in some cases, lead to the imposition of penalties. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the United States and who effects the sale through a broker who will satisfy such requirements.

Constructive Termination

        We will be considered to have "constructively" terminated as a partnership for federal income tax purposes upon the sale or exchange of 50% or more of the total interests in our capital and profits within a twelve-month period. For such purposes, multiple sales of the same unit are counted only once. A constructive termination results in the closing of our taxable year for all unitholders. In the case of a unitholder reporting on a taxable year other than the calendar year, the closing of our taxable year may result in more than twelve months of our taxable income or loss being includable in such unitholder's taxable income for the year of termination.

        A constructive termination occurring on a date other than December 31 generally would require that we file two tax returns for one fiscal year, and the cost of the preparation of these returns will be borne by all unitholders. However, pursuant to an IRS relief procedure, the IRS may allow a constructively terminated partnership to provide a single Schedule K-1 for the calendar year in which a termination occurs. Following a constructive termination, we would be required to make new tax elections, including a new election under Section 754 of the Code, and the termination would result in a deferral of our deductions for depreciation. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination may either accelerate the application of, or subject us to, any tax legislation enacted before the termination that would not otherwise have been applied to us as a continuing as opposed to a terminating partnership.

Uniformity of Units

        Because we cannot match transferors and transferees of units and for other reasons, we must maintain uniformity of the economic and tax characteristics of the units to a purchaser of these units. In the absence of uniformity, we may be unable to completely comply with a number of federal income tax requirements. Any non-uniformity could have a negative impact on the value of the units. Please read "—Tax Consequences of Unit Ownership—Section 754 Election."

        Our limited liability company agreement permits us to take positions in filing our tax returns that preserve the uniformity of our units. These positions may include reducing the depreciation, amortization or loss deductions to which a unitholder would otherwise be entitled or reporting a slower amortization of Section 743(b) adjustments for some unitholders than that to which they would otherwise be entitled. Vinson & Elkins L.L.P. is unable to opine as to validity of such filing positions.

        A unitholder's basis in units is reduced by its share of our deductions (whether or not such deductions were claimed on an individual income tax return) so that any position that we take that understates deductions will overstate the unitholder's basis in its units, and may cause the unitholder to understate gain or overstate loss on any sale of such units. Please read "—Disposition of Units—Recognition of Gain or Loss" above and "—Tax Consequences of Unit Ownership—Section 754 Election" above. The IRS may challenge one or more of any positions we take to preserve the uniformity of units. If such a challenge were sustained, the uniformity of units might be affected, and, under some circumstances, the gain from the sale of units might be increased without the benefit of additional deductions.

Tax-Exempt Organizations and Other Investors

        Ownership of units by employee benefit plans, other tax-exempt organizations, non-resident aliens, non-U.S. corporations and other non-U.S. persons raises issues unique to those investors and, as described below, may have substantially adverse tax consequences to them. Prospective unitholders that are tax-exempt entities or non-U.S. persons should consult their tax advisors before investing in our units. Employee benefit plans and most other tax-exempt organizations, including IRAs and other retirement plans, are subject to federal income tax on unrelated business taxable income. Virtually all of our income will be unrelated business taxable income and will be taxable to a tax-exempt unitholder.

        Non-resident aliens and foreign corporations, trusts or estates that own units will be treated as engaged in business in the United States because of their ownership of our units. Consequently, they will be required to file federal tax returns to report their share of our income, gain, loss or deduction and pay federal income tax at regular rates on their share of our net income or gain. Moreover, under rules applicable to publicly traded partnerships, distributions to non-U.S. unitholders are subject to withholding at the highest applicable effective tax rate. Each non-U.S. unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8BEN or applicable substitute form in order to obtain credit for these withholding taxes.

        In addition, because a non-U.S. corporation that owns units will be treated as engaged in a United States trade or business, that corporation may be subject to the U.S. branch profits tax at a rate of 30%, in addition to regular federal income tax, on its share of our income and gain to the extent reflected in earnings and profits, and as adjusted for changes in the foreign corporation's "U.S. net equity." That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the foreign corporate unitholder is a "qualified resident." In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Code.

        A non-U.S. unitholder who sells or otherwise disposes of a unit will be subject to federal income tax on gain realized from the sale or disposition of that unit to the extent the gain is effectively connected with a U.S. trade or business of the non-U.S. unitholder. Under a ruling published by the IRS interpreting the scope of "effectively connected income," part or all of a non-U.S. unitholder's gain may be treated as effectively connected with that unitholder's indirect U.S. trade or business constituted by its investment in us. Moreover, under the Foreign Investment in Real Property Tax Act, a non-U.S. unitholder generally will be subject to federal income tax upon the sale or disposition of a unit if (i) it owned (directly or constructively applying certain attribution rules) more than 5% of our units at any time during the five-year period ending on the date of such disposition and (ii) 50% or more of the fair market value of all of our assets consisted of U.S. real property interests at any time during the shorter of the period during which such unitholder held the units or the 5-year period ending on the date of disposition. More than 50% of our assets may consist of U.S. real property interests. Therefore, non-U.S. unitholders may be subject to federal income tax on gain from the sale or disposition of their units.

Administrative Matters

Information Returns and Audit Procedures

        We intend to furnish to each unitholder, within 90 days after the close of each taxable year, specific tax information, including a Schedule K-1, which describes its share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine each unitholder's share of income, gain, loss and deduction. We cannot assure our unitholders that those positions will yield a result that conforms to all of the requirements of the Code, Treasury Regulations or administrative interpretations of the IRS.

        The IRS may audit our federal income tax information returns. Neither we nor Vinson & Elkins L.L.P. can assure prospective unitholders that the IRS will not successfully challenge the positions we adopt, and such a challenge could adversely affect the value of the units. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year's tax liability, and may result in an audit of the unitholder's own return. Any audit of a unitholder's return could result in adjustments unrelated to our returns.

        Publicly traded partnerships generally are treated as entities separate from their owners for purposes of federal income tax audits, judicial review of administrative adjustments by the IRS, and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings of the partners. The Code requires that one partner be designated as the "Tax Matters Partner" for these purposes. We have appointed Copano Partners Trust as our Tax Matters Partner, subject to redetermination by our Board of Directors from time to time.

        The Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our returns. The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review may go forward, and each unitholder with an interest in the outcome may participate in that action.

        A unitholder must file a statement with the IRS identifying the treatment of any item on its federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.

Nominee Reporting

        Persons who hold an interest in us as a nominee for another person are required to furnish to us:

        (1)   the name, address and taxpayer identification number of the beneficial owner and the nominee;

        (2)   a statement regarding whether the beneficial owner is:

          (a)   a non-U.S. person;

          (b)   a non-U.S. government, an international organization or any wholly owned agency or instrumentality of either of the foregoing; or

          (c)   a tax-exempt entity;

        (3)   the amount and description of units held, acquired or transferred for the beneficial owner; and

        (4)   specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

        Brokers and financial institutions are required to furnish additional information, including whether they are U.S. persons and specific information on units they acquire, hold or transfer for their own account. A penalty of $100 per failure, up to a maximum of $1.5 million per calendar year, is imposed by the Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the units with the information furnished to us.

Accuracy-Related Penalties

        An additional tax equal to 20% of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Code. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for the underpayment of that portion and that the taxpayer acted in good faith regarding the underpayment of that portion.

State, Local and Other Tax Considerations

        In addition to federal income taxes, unitholders may be subject to other taxes, including state and local income taxes, unincorporated business taxes, and estate, inheritance or intangibles taxes that may be imposed by the various jurisdictions in which we conduct business or own property now or in the future or in which the unitholder is a resident. We currently conduct business or own property in Texas, Oklahoma, Wyoming, and Louisiana. Although Texas and Wyoming do not impose an income tax on nonresident partners of partnerships doing business within each of those states, Oklahoma and Louisiana do. We may also own property or do business in other states in the future that impose income or similar taxes on nonresident persons owning an interest in us. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on its investment in us. It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent states and localities, of its investment in us. Vinson & Elkins L.L.P. has not rendered an opinion on the state, local, alternative minimum tax or non-U.S. tax consequences of an investment in us. We strongly recommend that each prospective unitholder consult, and depend on, its own tax counsel or other advisor with regard to those matters. It is the responsibility of each unitholder to file all tax returns that may be required of it.

Tax Consequences of Ownership of Debt Securities

        A description of the material federal income tax consequences of the acquisition, ownership and disposition of debt securities will be set forth on the prospectus supplement relating to the offering of debt securities.

 LEGAL MATTERS

        In connection with particular offerings of the securities in the future, and if stated in the applicable prospectus supplement, the validity of those securities may be passed upon for us by Vinson & Elkins L.L.P. and for any underwriters or agents by counsel named in the applicable prospectus supplement.

EXPERTS

        The consolidated balance sheets of Copano Energy, L.L.C. for the year ended December 31, 2011 and 2010, the related consolidated statements of operations, member's capital and comprehensive income (loss) and cash flows for each of the three years in the period ended December 31, 2011, and the effectiveness of Copano Energy, L.L.C.'s internal control over financial reporting as of December 31, 2011, all incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 2011, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

        The consolidated balance sheets of Eagle Ford Gathering LLC as of December 31, 2011 and 2010, and the related consolidated statements of operations, members' equity and cash flows for the year ended December 31, 2011 and for the period from May 12, 2010 (date of inception) to December 31, 2010, incorporated in this prospectus by reference from Copano Energy, L.L.C.'s Annual Report on Form 10-K for the year ended December 31, 2011, have been audited by Deloitte & Touche LLP, independent auditors', as stated in their report, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        The balance sheets of Bighorn Gas Gathering, L.L.C. as of December 31, 2011 and 2010, and the related statements of operations, members' equity and cash flows for each of the three years in the period ended December 31, 2011, incorporated in this prospectus by reference from Copano Energy, L.L.C.'s Annual Report on Form 10-K for the year ended December 31, 2011, have been audited by Deloitte & Touche LLP, independent auditors', as stated in their report, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        The balance sheets of Fort Union Gas Gathering, L.L.C. as of December 31, 2011 and 2010, and the related statements of operations, members' equity and cash flows for each of the three years in the period ended December 31, 2011, incorporated in this prospectus by reference from Copano Energy, L.L.C.'s Annual Report on Form 10-K for the year ended December 31, 2011, have been audited by Deloitte & Touche LLP, independent auditors', as stated in their report, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

6,000,000 Common Units

Representing Limited Liability Company Interests

Prospectus Supplement

October 19, 2012

Barclays
BofA Merrill Lynch
Morgan Stanley
Wells Fargo Securities
Goldman, Sachs & Co.
RBC Capital Markets

Deutsche Bank Securities
J.P. Morgan

Ladenburg Thalmann & Co. Inc.